Exhibit 10.10
EXECUTION COPY

PURCHASE AND SALE AGREEMENT
by and between
ORION POWER HOLDINGS, INC.,
as Seller,
RELIANT ENERGY, INC.
as Guarantor,
and
ASTORIA GENERATING COMPANY ACQUISITIONS, L.L.C.
as Buyer
dated as of September 30, 2005

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APPENDICES

Appendix I	—	Construction; Definitions

EXHIBITS

Exhibit A	—	Forms of Assignment of Partnership Interest
Exhibit B	—	Form of Assignment and Assumption Agreement
Exhibit C	—	Form of Confidentiality Agreement Assignment

SCHEDULES

Schedule 2.02(b)	Target Working Capital Amount
Schedule 2.04(c)	Assigned Contracts
Schedule 3.03(b)	Seller Consents
Schedule 3.03(c)	Seller Governmental Approvals
Schedule 3.04	Capitalization
Schedule 4.02(b)	Company Consents
Schedule 4.03	Capitalization
Schedule 4.04(a)	OPNY LP Financial Statements
Schedule 4.04(b)	Companies Financial Statements
Schedule 4.04(c)	June 30 Balance Sheets
Schedule 4.05(a)	Certain Company Liabilities
Schedule 4.05(b)	Certain Developments
Schedule 4.06	Litigation
Schedule 4.07	Compliance with Laws
Schedule 4.08	Material Contracts
Schedule 4.08(c)	ConEd Indemnity Claims
Schedule 4.09	Taxes
Schedule 4.10(a)	Employee Benefit Plans
Schedule 4.10(c)	Employee Benefit Matters
Schedule 4.10(d)	Company Plan Trigger Events
Schedule 4.12	Environmental Matters
Schedule 4.13(a)	Intellectual Property
Schedule 4.16	Insurance Policies
Schedule 4.17	Affiliate Transactions
Schedule 4.18	Permits
Schedule 4.19(a)	Sufficiency of Assets
Schedule 4.19(b)	Emissions Allowances
Schedule 5.03(c)	Buyer Governmental Approvals
Schedule 6.02	Certain Permitted Actions
Schedule 6.02(a)(iii)	Certain Interim Period Expenditures
Schedule 6.02(b)(iv)	Permitted Capital Expenditures
Schedule 6.05(a)	Support Obligations
Schedule 6.06	Excluded Assets
Schedule 6.07	Terminated Contracts
Schedule 6.09	Scheduled Insurance Policies

Schedule 6.14(c)	Affiliate Employees
Schedule 6.14(i)	Certain Retirees
Schedule 7.01(c)	Third Party Consents
Schedule I-1	Seller’s Knowledge Persons
Schedule I-2	Buyer’s Knowledge Persons
Schedule I-3	Spare Parts

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PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”) dated as of September 30, 2005 (the “Execution Date”) is made and entered into by and between Orion Power Holdings, Inc., a Delaware corporation (“Seller”), Reliant Energy, Inc., a Delaware corporation (“Guarantor”), and Astoria Generating Company Acquisitions, L.L.C., a Delaware limited liability company (“Buyer”).
RECITALS
     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 100% of the equity interests in Astoria Generating Company, L.P., a Delaware limited partnership (“Astoria LP”), and Orion Power Operating Services Astoria, Inc., a Delaware corporation (“OPOS”), which are indirect subsidiaries of Seller and own and operate three power plants in New York City, on the terms and subject to the conditions set forth herein.
     Astoria LP is owned by Orion Power New York, L.P., a Delaware limited partnership (“OPNY LP”), and Orion Power New York GP, Inc., a Delaware corporation (“OPNY GP”). OPNY LP is owned by Orion Power New York LP, LLC, a Delaware limited liability company (“OPNY LLC”), and OPNY GP. OPNY LLC and OPNY GP are owned by Orion Power Capital, LLC, a Delaware limited liability company (“Orion Power Capital”). Orion Power Capital is owned by Seller.
     OPOS is owned by Orion Power Operating Services, Inc., a Delaware corporation (“OPOS Parent”). OPOS Parent is owned by Seller.
STATEMENT OF AGREEMENT
     Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     Section 1.01 Definitions and Construction. Capitalized terms used in this Agreement and rules of construction to apply to this Agreement are set forth in Appendix I.
ARTICLE II
PURCHASE AND SALE AND CLOSING
     Section 2.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell or cause to be sold to Buyer, the following equity interests (the “Company Interests”): (i) 100% of the general and limited partnership interests in Astoria LP, and (ii) 100% of the capital stock of OPOS (Astoria LP and OPOS, collectively, the “Companies”).

     Section 2.02 Purchase Price.
     (a) The purchase price to be paid by Buyer to Seller for the Company Interests is $975,000,000 (the “Base Purchase Price”), as adjusted pursuant to Section 2.02(b).
     (b) If the Working Capital Adjustment Amount is negative, then the Base Purchase Price shall be decreased by the absolute value of the Working Capital Adjustment Amount. If the Working Capital Adjustment Amount is positive, then the Base Purchase Price shall be increased by the Working Capital Adjustment Amount.
     (c) If the Capital Expenditures actually paid by the Companies in accordance with Section 6.02(a)(iii) during the Interim Period is less than $15,000,000, the Base Purchase Price shall be decreased by an amount equal to 50% of such deficiency.
     Section 2.03 Closing. Subject to satisfaction or waiver of the conditions to the Closing set forth herein, unless the Parties mutually agree otherwise in writing, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 at 10:00 A.M. local time, on the seventh Business Day after the conditions to the Closing set forth in Article VII (other than actions to be taken or items to be delivered at the Closing) have been satisfied or waived by the applicable Party or Parties if such satisfaction or waiver occurs prior to March 1, 2006, or on the fifth Business Day after the conditions to the Closing set forth in Article VII (other than actions to be taken or items to be delivered at the Closing) have been satisfied or waived by the applicable Party or Parties if such satisfaction or waiver occurs on or after March 1, 2006; provided, however, that the Closing shall not take place prior to January 31, 2006. All actions listed in Section 2.04 or Section 2.05 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date determined pursuant to this Section 2.03 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
     Section 2.04 Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:
     (a) Assignments of Partnership Interests of Astoria LP in the forms attached hereto as Exhibit A, providing for the assignment of all partnership interests of Astoria LP;
     (b) stock certificates for all shares of common stock of OPOS, with valid stock powers executed in blank;
     (c) subject to receipt of the applicable Seller Consents, an executed counterpart of the Assignment and Assumption Agreement substantially in the form attached as Exhibit B (the “Assignment and Assumption Agreement”), which shall effect the assignment to Buyer or the Companies of Contracts set forth on Schedule 2.04(c) (the “Assigned Contracts”), as applicable, and the assumption by Buyer or the Companies of all obligations arising under such Assigned Contracts, together with the applicable Seller Consents;

     (d) an executed counterpart of the Transition Services Agreement, in the form reasonably satisfactory to the Parties (the “Transition Services Agreement”). The Parties agree that Seller will provide the transition services reasonably requested by Buyer; provided that, (i) such services shall not extend beyond six months after the Closing Date, (ii) such services shall be provided at Seller’s cost which shall be reimbursed by Buyer, (iii) Seller shall not be required to perform any services that it cannot perform under applicable Law, (iv) Seller shall be indemnified by Buyer against any and all risks associated with providing such services (other than losses attributable to Seller’s gross negligence or willful misconduct), and (v) Seller shall indemnify Buyer against any and all losses suffered by Buyer attributable to Seller’s gross negligence or willful misconduct;
     (e) the certificate described in Section 7.02(g);
     (f) a duly executed affidavit of non-foreign status by the Guarantor and the Seller described in Section 1445 of the Code and the regulations thereunder;
     (g) to the extent assignable without consent of the counterparty, an executed assignment by Guarantor, on behalf of itself and its subsidiaries, of its rights as they relate to the Companies and their business, under each of the confidentiality agreements executed by or on behalf of the Guarantor and/or its subsidiaries in connection with the proposed sale of the Companies, in the form attached as Exhibit C; and
     (h) subject to obtaining approval from the applicable insurers, certificates of insurance for the Scheduled Insurance Policies showing that Buyer and the Companies are the named insureds and Seller is an additional insured under the Scheduled Insurance Policies, together with consents of the applicable insurers consenting to designating Buyer and the Companies as named insureds and Seller as an additional insured.
     Section 2.05 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver the following:
     (a) to Seller, a wire transfer of immediately available funds (to such account as Seller shall have notified Buyer of at least two Business Days prior to the Closing Date) in an amount equal to the Estimated Purchase Price as determined in accordance with Section 2.08;
     (b) to Seller, an executed counterpart of the Assignment and Assumption Agreement;
     (c) to Seller, the certificate described in Section 7.03(c); and
     (d) to the Escrow Agent, the Escrow Amount, if any.
     Section 2.06 Post-Closing Adjustment.
     (a) As soon as practicable after the Closing, but no later than 90 days after the Closing Date, Seller shall determine the actual adjustment to the Base Purchase Price pursuant to Section 2.02(b) and Section 2.02(c) as of the Closing Date. Seller and Buyer shall cooperate and provide each other access to their respective books and records (and those of the Companies) as are reasonably requested in connection with the matters addressed in this Section 2.06. Seller shall provide Buyer with written notice of such determinations within such 90 days, along with reasonable supporting information (the “Seller’s Post-Closing Estimate”).
     (b) If Buyer objects to any determinations set forth in Seller’s Post-Closing Estimate, then it shall provide Seller written notice thereof within 20 Business Days after receiving Seller’s Post-Closing Estimate. If the Parties are unable to agree on the disputed amounts as of the Closing Date within 150 days after the Closing Date or such longer time as may be agreed by the Parties, the Parties shall refer such dispute to an internationally recognized accounting firm that is not the principal accounting firm of either Buyer or Seller, mutually acceptable to Buyer and Seller, which firm shall make a final and binding determination as to all such matters in dispute (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution. Such firm shall not have the power to modify or amend any term or provision of this Agreement. Each Party shall bear and pay one-half of the fees and other costs charged by such accounting firm.
     (c) If the Base Purchase Price adjusted using such actual values (as agreed or determined by the above-referenced accounting firm) (the “Final Purchase Price”) is greater than the Estimated Purchase Price, then Buyer shall, or shall cause one of the Companies to, pay Seller within 10 Business Days after such actual values are agreed or determined, by wire transfer of immediately available funds, the difference between the Final Purchase Price and the Estimated Purchase Price plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment. If the Final Purchase Price is less than the Estimated Purchase Price, then Seller shall pay Buyer within 10 Business Days after such actual values are agreed or determined, by wire transfer of immediately available funds, the difference between the Estimated Purchase Price and the Final Purchase Price plus interest thereon at the Interest Rate from the Closing Date through and including the date of such payment. In each case, the recipient Party shall designate the account to which such payment is to be made at least two Business Days prior to the date such payment is due.
     Section 2.07 Allocation of Purchase Price. Buyer shall provide Seller an allocation of the Base Purchase Price (plus any assumed liabilities that are treated as consideration for federal income tax purposes) among the assets of Astoria LP and to the stock of OPOS, in accordance with applicable Treasury Regulations within 30 days after the Closing Date (the “Base Purchase Price Allocation”). Not later than 30 days after the determination of the Final Purchase Price, Buyer shall notify Seller regarding the allocation of any adjustments resulting from such determination, with such adjustments to be made in a manner consistent with the Base Purchase Price Allocation and in accordance with applicable Treasury Regulations (as adjusted, the “Final Purchase Price Allocation”). Seller must inform Buyer of any objections related to the Final Purchase Price Allocation in writing within 10 days after receipt thereof. Buyer and Seller shall work in good faith to resolve any disagreements regarding the Final Purchase Price Allocation within 30 days after receipt of Seller’s written objections. If the Parties fail to agree within such 30-day period upon the Final Purchase Price Allocation, such dispute shall be resolved by an independent accounting firm mutually acceptable to Buyer and Seller, and the decision of such independent accounting firm shall be final and binding on the Parties. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer shall each prepare and timely file IRS Form 8594 “Asset Acquisition Statement Under Section 1060” and any other statements or forms prescribed under federal, state, local or foreign

Tax Law (including any exhibits thereto) to report the Final Purchase Price Allocation. The Parties agree that they shall not, and shall not permit their Affiliates (including the Companies) to, take a position on any Tax Return or for any Tax purpose that is inconsistent with the Final Purchase Price Allocation; provided, however, that neither Seller nor Buyer shall be obligated to litigate any challenge to the Final Purchase Price Allocation by any Governmental Authority. The Parties agree to provide each other promptly with any information required to complete such Tax forms or statements as are required under applicable law to report the Final Purchase Price Allocation.
     Section 2.08 Calculation of Estimated Purchase Price. Not less than 10 Business Days prior to the Closing Date, the Seller shall deliver to Buyer its good faith calculation of the Base Purchase Price, with estimated adjustments pursuant to Section 2.02(b) and Section 2.02(c) (the “Preliminary Purchase Price”) and shall deliver to Buyer a schedule showing its calculation of the Preliminary Purchase Price (including the estimated adjustments to the Base Purchase Price pursuant to Section 2.02(b) and Section 2.02(c)). During the five (5) Business Day period after delivery of Seller’s calculation of the Preliminary Purchase Price, Seller shall provide Buyer and its Representatives with such information and access to such personnel of the Seller Entities, the Guarantor and the Companies as Buyer may reasonably request in order to calculate the Preliminary Purchase Price. If in good faith Buyer disagrees with Seller’s calculation of the Preliminary Purchase Price, it shall deliver to Seller a written notice of disagreement (a “Notice of Disagreement”) and its good faith calculation, based on the information available to it, of the Preliminary Purchase Price. If Buyer delivers a Notice of Disagreement on or prior to the fifth Business Day after delivery of Seller’s calculation of the Preliminary Purchase Price, the Parties shall negotiate in good faith during the three (3) Business Day period following delivery of the Notice of Disagreement as to the calculation of the Preliminary Purchase Price. If the Parties agree in writing to such calculation during such three Business Day period, the “Estimated Purchase Price” for purposes of this Agreement shall be the Preliminary Purchase Price as agreed to by the Parties. If the Parties do not agree in writing to such calculation prior to the expiration of such three Business Day period, the Closing shall nonetheless occur and the “Estimated Purchase Price” for purposes of this Agreement shall be the average of Seller’s calculation of the Preliminary Purchase Price and Buyer’s calculation of the Preliminary Purchase Price. In the event that Buyer does not deliver a Notice of Disagreement prior to the expiration of the five Business Day period referred to above, the “Estimated Purchase Price” for purposes of this Agreement shall be Seller’s calculation of the Preliminary Purchase Price. If the Estimated Purchase Price is the average of Seller’s calculation of the Preliminary Purchase Price and Buyer’s calculation of the Preliminary Purchase Price, at the Closing, Buyer shall deposit with an escrow agent reasonably satisfactory to Buyer and Seller (the “Escrow Agent”) an amount equal to the difference between the Seller’s calculation and such average (the “Escrow Amount”), and such amount shall be held and released in accordance with the terms of the Escrow Agreement (the “Escrow Agreement”), which will be in form and substance reasonably satisfactory to Buyer, Seller and the Escrow Agent. The Parties agree that the Escrow Agreement shall contemplate that (a) in the event that Estimated Purchase Price exceeds the Final Purchase Price, the parties shall cause the Escrow Amount (together with interest thereon and without otherwise limiting the obligations of Seller under Section 2.06) to be paid to the Buyer and (b) in the event that the Final Purchase Price exceeds the Estimated Purchase Price (the “Excess Amount”), the parties shall cause the Escrow Amount (together with interest thereon earned in accordance with the Escrow Agreement and in partial satisfaction of

Buyer’s obligations under Section 2.06 to the extent that the Excess Amount exceeds the Escrow Amount (i.e., the Buyer shall also be responsible to pay the amount by which the Excess Amount exceeds the Escrow Amount)) to be paid to Seller; provided that in the case of clause (b), in the event that the Escrow Amount exceeds the Excess Amount, a portion of the Escrow Amount (together with interest on such portion earned in accordance with the Escrow Agreement) equal to the Excess Amount shall be paid to Seller in full satisfaction of Buyer’s obligations under Section 2.06 and the remaining portion of the Escrow Amount (together with interest thereon earned in accordance with the Escrow Agreement) shall be paid to Buyer. Nothing in this Section 2.08 shall be deemed to prevent application of Section 2.06 with respect to the post-Closing adjustment.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER ENTITIES
     In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as of each of the Execution Date and the Closing Date that, except as set forth in Seller’s Disclosure Schedule:
     Section 3.01 Organization and Qualification. Each of the Seller Entities (other than OPNY LP) is a corporation, duly formed, validly existing and in good standing under the Laws of Delaware. OPNY LP is a limited partnership, duly formed, validly existing and in good standing under the Laws of Delaware. Each of the Seller Entities is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, in the aggregate, reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder.
     Section 3.02 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
     Section 3.03 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement will not:
     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of any of the Seller Entities;
     (b) assuming all consents set forth on Schedule 3.03(b) (collectively, the “Seller Consents”) have been obtained, violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which any Seller Entity is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder; and
     (c) assuming all required filings, approvals, consents, authorizations and notices set forth on Schedule 3.03(c) (collectively, the “Seller Governmental Approvals”) have been made, obtained or given, (i) conflict with, violate or breach any material term or provision of any Law or writ, judgment, order or decree applicable to the Seller Entities or (ii) require the material consent or approval of any Governmental Authority under any applicable Law.
     Section 3.04 Capitalization. Seller indirectly owns 100% of the Company Interests. The capitalization and ownership of Astoria LP and OPOS are set forth on Schedule 3.04. Except as set forth on Schedule 3.04, each owner of the Company Interests as indicated on Schedule 3.04 owns such Company Interests directly and free and clear of all Liens, restrictions on transfer or other encumbrances other than those arising pursuant to this Agreement or applicable securities laws and, in the case of Astoria LP, its limited partnership agreement (all of which restrictions, in the case of the limited partnership agreement of Astoria LP, have been irrevocably satisfied or waived on or prior to the Execution Date to the extent such restrictions restrict the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, none of the Company Interests are subject to any voting trust, shareholder agreement, voting agreement or similar agreement.
     Section 3.05 Legal Proceedings. None of the Seller Entities has been served with written notice of any Claim, and to Seller’s Knowledge none is threatened against any of the Seller Entities, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
     Section 3.06 Brokers. None of the Seller Entities has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Companies could become liable or obligated.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
     In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as of each of the Execution Date and the Closing Date that, except as set forth in Seller’s Disclosure Schedule:
     Section 4.01 Organization and Qualification. Astoria LP is a limited partnership duly formed and validly existing under the laws of the State of Delaware, and OPOS is a corporation duly organized and validly existing under the laws of the State of Delaware. Each Company has the requisite partnership, corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. Each Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the Real Property or the nature of the business conducted by it makes such qualification necessary, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. True, accurate and complete copies of each Company’s Charter Documents, in each case as amended and in effect on the Execution Date, have previously been delivered or made available to Buyer.
     Section 4.02 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:
     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of either Company;
     (b) assuming the consents set forth on Schedule 4.02(b) (the “Company Consents”) have been obtained, be in violation of or result in a default (or give rise to any notice requirement or right of termination, cancellation or acceleration) under any Material Contract; and
     (c) assuming all the Seller Governmental Approvals have been made, obtained or given, (i) conflict with or result in a violation or breach of any material term or provision of any Law or writ, judgment, order or decree applicable to either Company or any of their Purchased Assets or (ii) require the material consent or approval of any Governmental Authority under any applicable Law.
     Section 4.03 Capitalization; Subsidiaries. Except as disclosed on Schedule 4.03, neither Company is a party to any written or oral agreement, and neither Company has granted or issued, or agreed to grant or issue, to any Person any option or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of either Company. Neither of the Companies has subsidiaries or owns equity interests in any Person.
     Section 4.04 Financial Statements.
     (a) Attached as Schedule 4.04(a) are true, correct and complete copies of the following: the audited consolidated balance sheets at December 31, 2003 of OPNY LP and its subsidiaries, the unaudited consolidated balance sheet at December 31, 2004 of OPNY LP and its subsidiaries, the audited consolidated statements of operations, partners’ capital and comprehensive income (loss) and cash flows for OPNY LP and its subsidiaries for the year ending December 31, 2003, and the unaudited consolidated statements of operations and comprehensive income (loss) for OPNY LP and its subsidiaries for the year ending December 31, 2004 and the related notes and supplemental information. All such financial statements set forth on Schedule 4.04(a) for the year ending December 31, 2003 fairly present, in all material respects and in accordance with GAAP, the consolidated financial position, the results of operations and cash flows, as the case may be, of OPNY LP and its subsidiaries, at the dates and for the periods indicated. All such financial statements set forth on Schedule 4.04(a) for the year ending December 31, 2004 fairly present, in all material respects and in accordance with GAAP, the consolidated financial position, the results of operations and cash flows, as the case may be, of OPNY LP and its subsidiaries, at the dates and for the periods indicated, except for the allocation of corporate support and general and administrative expenses and the allocation of goodwill and its related accounting in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and except for the absence of footnote disclosure.
     (b) Attached as Schedule 4.04(b) are true, correct and complete copies of the following: the unaudited consolidated balance sheet of the Companies at December 31, 2004, December 31, 2003 and December 31, 2002, the unaudited consolidated statements of operations and comprehensive income (loss) for the Companies for the years ending December 31, 2004, December 31, 2003 and December 31, 2002. All such financial statements set forth on Schedule 4.04(b) fairly present, in all material respects and in accordance with GAAP, the consolidated financial position and the results of operations, as the case may be, of the Companies, at the dates and for the periods indicated, except for the allocation of corporate support and general and administrative expenses and the allocation of goodwill and its related accounting in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and except for the absence of footnote disclosure.
     (c) Attached as Schedule 4.04(c) are copies of the following for the Companies: the unaudited balance sheet at June 30, 2005 (collectively, the “June 30 Balance Sheets”), the unaudited balance sheet at June 30, 2004 and the unaudited statements of operations for the periods January 1, 2005 through June 30, 2005 and January 1, 2004 through June 30, 2004. All such financial statements set forth on Schedule 4.04(c) fairly present, in all material respects and in accordance with GAAP, the financial position and the results of operations, as the case may be, of the respective Companies, at the dates and for the periods indicated, except for the allocation of corporate support and general and administrative expenses and the allocation of goodwill and its related accounting in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and except for the absence of footnote disclosure.
     Section 4.05 Absence of Undisclosed Liabilities; Certain Developments.
     (a) Except as recorded in the June 30 Balance Sheets or as disclosed in Schedule 4.05(a), except for liabilities incurred in the ordinary course of business since June 30, 2005 that have been paid, will be paid prior to the Closing Date or otherwise included in the computation of Closing Date Working Capital Amount and except as will be repaid or extinguished on or prior to the Closing Date pursuant to Section 6.08, the Companies do not have liabilities that would be required to be recorded on a balance sheet (or footnotes thereto) of the Companies prepared in accordance with GAAP, other than post-Closing performance obligations under the Material Contracts and liabilities incurred after the date of this Agreement with the consent of Buyer.
     (b) Since June 30, 2005, except as disclosed in Schedule 4.05(b), there has not occurred (i) any circumstance, development or event or series of such occurrences that, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (ii) any loss or interference with the operation of the Facilities from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or action, order or decree of any Governmental Authority that, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or (iii) any material change by either Company in financial accounting principles, practices or methods, except as required by GAAP or by a Change of Law.

     Section 4.06 Litigation. Except as disclosed on Schedule 4.06, there is no material litigation, arbitration or other dispute resolution pending, or, to Seller’s Knowledge, threatened, against either Company or the Purchased Assets before (or in the case of threatened material litigation that could come before) any Governmental Authority or any arbitrator, except for matters of general applicability relating to the electric industry generally, or specifically to participants in New York City electric markets, pending before FERC. Except as disclosed on Schedule 4.06, neither Company nor any of the Purchased Assets is subject to any judgment, decree or injunction of any Governmental Authority or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or that is otherwise binding on the Companies, their business or Facilities from and after the Closing, other than matters of general applicability or judgments, decrees or injunctions of Governmental Authorities which would not reasonably be expected to have, a Material Adverse Effect. Except as disclosed on Schedule 4.06, neither Company nor any of the Purchased Assets is subject to any rule or order of any Governmental Authority or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement.
     Section 4.07 Compliance with Laws. Except as disclosed on Schedule 4.07, each Company and the Owned Real Property are and, since February 19, 2002, have at all times been in compliance with applicable Law and no Non-Company Affiliate nor either of the Companies has been given written notice of any violation of any Law, except for non-compliance or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 4.07, to Seller’s Knowledge, no investigation or review relating to either Company or the Owned Real Property by any Governmental Authority is pending or threatened.
     Section 4.08 Contracts.
     (a) Excluding the Terminated Contracts and any Benefit Plans, Schedule 4.08 sets forth a list as of the date of this Agreement of the following Contracts to which either Company is a party, by which the Purchased Assets may be bound (collectively, the “Material Contracts”):
     (i) Contracts for the future purchase, exchange or sale of electric power or ancillary services or fuel;
     (ii) Contracts for the future transmission of electric power or fuel or for the storage of fuel;
     (iii) interconnection and/or facilities joint use Contracts;
     (iv) other than Contracts of the nature addressed by Section 4.08(a)(i) — (ii), Contracts (A) for the sale of any asset of a Company or (B) that grant a right or option to purchase any asset of a Company, other than in each case Contracts entered into in the ordinary course of business consistent with past practices relating to assets with a value of less than $500,000 individually or $2,000,000 in the aggregate;
     (v) other than Contracts of the nature addressed by Section 4.08(a)(i) — (ii), Contracts for the future provision of goods or services requiring payments in excess of $1,000,000 for each individual Contract;

     (vi) Contracts under which a Company has created, incurred, assumed or guaranteed any outstanding indebtedness for borrowed money, any capitalized lease obligation or any other Indebtedness, or under which such Company has imposed a security interest or Company Lien on any of its assets, tangible or intangible;
     (vii) outstanding agreements of guaranty, surety or indemnification, direct or indirect, by a Company, or by Seller or any Non-Company Affiliate for the benefit of a Company;
     (viii) Contracts with Seller or any Non-Company Affiliate relating to the future provision of goods or services;
     (ix) employment and consulting Contracts providing annual compensation in excess of $150,000 or providing severance benefits in excess of $150,000;
     (x) any collective bargaining agreement;
     (xi) any settlement, conciliation or similar Contract, the performance of which will involve payment after the execution of this Agreement of consideration in excess of $1,000,000;
     (xii) any Contract under which a Company has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;
     (xiii) outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, fuel or securities;
     (xiv) Contracts that purport to limit a Company’s freedom to compete in any line of business or in any geographic area;
     (xv) partnership, joint venture or limited liability company agreements;
     (xvi) Contracts conveying, granting, leasing or assigning an interest in real property to a Company (including the Leases);
     (xvii) Contracts with Consolidated Edison for the purchase or sale of the Companies or any business, division, or operation of the Companies or any of Facilities or Real Property pursuant to which indemnification rights remain in favor of or against the Companies or any Non-Company Affiliates;
     (xviii) Contracts which require payment or increased obligations by or on behalf of the Companies or to any employees of the Companies as a result of the transactions contemplated by this Agreement; and
     (xix) Contracts for leases of personal property involving annual payments in excess of $1,000,000.

     (b) Seller has provided Buyer with, or access to, true and complete copies of all Material Contracts and all Assigned Contracts.
     (c) Neither Company, and, to Seller’s Knowledge, no counterparty, is in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Contract to which either Company is a party or by which either of them is bound or to which any of the Purchased Assets is subject, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, all Assigned Contracts and all other Material Contracts (and Contracts entered into after the Execution Date that would be Material Contracts if entered into prior to the Execution Date) are in full force and effect. Except as set forth on Schedule 4.08(c), to Seller’s Knowledge, no claims for indemnification are pending by or against the Companies or any Non-Company Affiliate under the ConEd Agreement.
     Section 4.09 Taxes. Except as set forth on Schedule 4.09:
     (a) The Companies have duly filed with the appropriate Taxing Authorities all Tax Returns required to be filed by them, and such Tax Returns are accurate and complete in all material respects; provided, however, that nothing in this representation shall be construed as a representation or warranty by the Seller as to the Tax basis of the assets of the Companies or the amount or availability of any net operating losses, capital losses, Tax credits or other Tax attributes of the Companies. The Companies have duly paid in full any and all Taxes that are due and payable (whether or not such Taxes are shown on or required to be shown on a Tax Return).
     (b) There are no liens for Taxes upon any property or asset of either Company, except for liens for Taxes not yet due.
     (c) There are not pending or, to Seller’s Knowledge, threatened in writing any Tax audits or examinations of the Companies and no written notices of deficiency, proposed deficiency or assessment from any Taxing Authority with respect to Taxes of either Company have been received by the Companies or any Non-Company Affiliate. All material deficiencies asserted or assessments made for Taxes due by the Companies with respect to any completed and settled examinations or any concluded litigation have been fully paid.
     (d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Companies for any taxable period and no request for any such waiver or extension is currently pending.
     (e) Neither Company is a party to any agreement relating to the sharing, allocation or indemnification of Taxes, or any similar agreement, contract or arrangement, (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person (other than members of the Seller Group) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or similar provision of state, local or foreign Law, as a transferee or successor, by contract, or otherwise.

     (f) The Companies have each withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except for any failure to withhold and make such payments which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (g) OPOS has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares purported or intended to be governed by Section 355 or Section 361 of the Code.
     (h) Astoria LP has been treated as a partnership for federal, state, and local income tax purposes since its formation.
     (i) Astoria LP has no outstanding liability for and is not subject to payment of the New York City Utility Tax, has received no demand, notice or claim from any Governmental Authority for payment of such Tax, and has received no notification or assertion by any Governmental Authority that it is or may be liable for the payment of such Tax.
     Section 4.10 Employee Benefit Plans; ERISA.
     (a) Schedule 4.10(a) sets forth a true, correct and complete list, as of the Execution Date, of (i) the Company Plans and (ii) all Seller Plans sponsored, maintained or contributed to by a Company, and such list identifies each such plan as either a Company Plan or Seller Plan. On or before the Execution Date, Seller has made available to Buyer true and complete copies of each of the following with respect to the Company Plans, to the extent applicable: the most recent annual report (Form 5500) filed with the Employee Benefits Security Administration, the plan document (including any amendments thereto), the trust agreement, the most recent summary plan description if required by ERISA, the most recent actuarial report or valuation that is required to be prepared under applicable Laws, and the most recent determination letter or opinion letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code. Neither Company contributes to, or has an obligation to contribute to, or has any liability or potential liability with respect to a multiemployer plan (within the meaning of Section 3(37) of ERISA). No Company Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. On or before the Execution Date, Seller has also made available to Buyer copies of the Severance Plan.
     (b) With respect to any Seller Plan that is an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by Seller or by any trade or business, whether or not incorporated, that together with Seller would be a “single employer” within the meaning of Section 4001(b) of ERISA (a “Commonly Controlled Entity”), which withdrawal liability has not been satisfied in full, (ii) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred by Seller or by any Commonly Controlled Entity, which liability has not been satisfied (other than with respect to the payment of premiums that are not past due), (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code currently exists, and (iv) all contributions (including installments) to such plan required of Seller or any Commonly Controlled Entity prior to the Execution Date by Section 302 of ERISA and Section 412 of the Code have been made.
     (c) Except as otherwise set forth in Schedule 4.10(c):
     (i) With respect to each Company Plan, the Companies and their Affiliates have substantially performed all material obligations, whether arising by operation of Law or by Contract, required to be performed by them, and no event has occurred and, to the Knowledge of Seller, there exists no condition or set of circumstances in connection with which the Companies could be subject to any material liability for failure to operate and administer such Company Plan in accordance with its terms, the terms of any applicable collective bargaining agreement or any applicable Laws;
     (ii) Each Company Plan intended to be qualified under Section 401(a) of the Code (A) substantially satisfies in form the requirements of such Section except to the extent amendments are not required by applicable Laws to be made until a date after the Closing Date, (B) has received a favorable determination letter from the IRS regarding such qualified status and has been submitted to the IRS for a determination or opinion letter that takes the GUST amendments into account within the applicable remedial amendment period specified by Section 401(b) of the Code, and (C) has not been operated in a way that would materially adversely affect its qualified status;
     (iii) As to any Company Plan subject to Title IV of ERISA or Section 412 of the Code, there has been no event or condition which presents the material risk of termination of the Company Plan, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code currently exists, no reportable event within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the Company Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Company Plan, and no material liability to the PBGC has been incurred (other than with respect to the payment of premiums that are not past due);
     (iv) There are no material actions, suits, or claims pending (other than routine claims for benefits) with respect to any Company Plan or its assets, and, to the Knowledge of Seller, there is no matter pending (other than routine qualification determination filings) with respect to any Company Plan before any Governmental Authority;
     (v) There have been no material non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to each Company Plan, and no “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan;
     (vi) With respect to each Company Plan, (A) all material contributions (including all material employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been (or will be) made or properly accrued and (B) as of June 30, 2005, there are no material unfunded liabilities that are not accurately reflected on the June 30 Balance Sheets; and
     (vii) No Company Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company other than as required by COBRA.
     (d) Except as set forth on Schedule 4.10(d), the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional subsequent event) constitute an event under any Company Plan that will or may result in any payments of money or other property, acceleration of benefits or payments, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or under any Company Plan.
     Section 4.11 Labor and Employment.
     (a) Except for the Collective Bargaining Contract, neither Company is a party to, or is bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees. Seller has provided Buyer with, or access to, a true and complete copy of the Collective Bargaining Contract. To Seller’s Knowledge, there are no organizational or decertification efforts underway or threatened involving any of the employees of either Company.
     (b) Except as disclosed on Schedule 4.06, with respect to either Company, since February 19, 2002: (i) there has not been any filed representation petition or written demand for recognition by any labor organization or group of employees; (ii) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred or is underway or, to Seller’s Knowledge, threatened; (iii) there has not been, and there is not currently pending, any material union grievance, and (iv) there is no workers’ compensation liability, experience or matter that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     (c) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three years, neither Company has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (jointly, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.
     Section 4.12 Environmental Matters. Except as disclosed on Schedule 4.12: (a) except as would not reasonably be expected to have a Material Adverse Effect, each Company and Facility is, and since February 19, 2002, at all times has been in compliance with all applicable Environmental Laws, which compliance includes obtaining and complying with all

Permits required under Environmental Laws for the ownership and operation of the Facilities as they are currently being operated, (b) neither Company has received any written notice, demand or request for information from any Governmental Authority or other Person indicating that it or any of the Facilities currently is, or may be, in violation of any Environmental Law, (c) except as would not reasonably be expected to have a Material Adverse Effect, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to Seller’s Knowledge, threatened against either Company relating to any violation, or alleged violation, of, or liability under, any Environmental Law, (d) to Seller’s Knowledge, neither Company has disposed of, released or transported, or arranged for the disposal, release, or transportation of, any Hazardous Substance in violation of any applicable Environmental Law, or so as to give rise to any liability under Environmental Law and none of the Facilities is contaminated with any Hazardous Substance so as to give rise to any material liabilities under any Environmental Law, (e) neither Company is subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, (f) except as would not reasonably be expected to have a Material Adverse Effect, neither Company has assumed in writing or undertaken by operation of law any liability of any other Person relating to Environmental Law, and (g) Seller has provided to Buyer copies of all material environmental reports, audits and assessments prepared since February 19, 2002, and any other material environmental documents (in each instance, relevant to the Companies or the Facilities), to the extent the forgoing are in the possession, custody, or reasonable control of the Seller or the Companies. Notwithstanding any other provision of this Agreement to the contrary, this section contains the sole and exclusive representations and warranties of Seller with regard to environmental matters.
     Section 4.13 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, (a) except for the Seller Marks and except as set forth on Schedule 4.13(a), each Company owns, or otherwise has the right to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, “Intellectual Property”) used in the conduct of such Company’s business as it is currently conducted, (b) except as set forth on Schedule 4.13(a) and as otherwise set forth in this Agreement, the Company’s ownership of, or rights to use, the Intellectual Property used in the conduct of such Company’s business as it is currently conducted shall not expire as a result of the transactions contemplated by this Agreement, (c) the use of Intellectual Property by each Company does not infringe on or otherwise violate the rights of any third party, and is in accordance with the applicable license pursuant to which such Company acquired the right to use such Intellectual Property, (d) to Seller’s Knowledge, no third party is challenging, infringing on or otherwise violating any right of either Company with respect to such Company’s Intellectual Property, and (e) neither Company has granted or been granted, or is obligated to grant, any license, sub-license, or assignment of any Intellectual Property.
     Section 4.14 PUHCA; Regulation as Utility.
     (a) Neither Company is (i) subject to regulation as a “public-utility company,” a “holding company,” or a “subsidiary company” or “affiliate” of a “public-utility company,” or a

“holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (ii) currently regulated pursuant to any state law or regulation with respect to the rates charged for sales of electricity, but Astoria LP is subject to state law or regulation with respect to the financial and organizational regulation of electric utilities. OPOS is not subject to regulation as a “public utility” within the meaning of the FPA. Astoria LP is subject to regulation as a “public utility” within the meaning of the FPA, but is not subject to cost-of-service regulation with regard to its rates for sales of wholesale power.
     (b) Astoria LP meets the requirements for, and has been determined by FERC to be, an “Exempt Wholesale Generator” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     (c) Astoria LP has on file with FERC effective rate schedules in compliance with the FPA. Such rate schedules are in full force and effect.
     Section 4.15 Real Property. Seller has delivered or otherwise made available to Buyer true, correct and complete copies of the Title Commitments and all existing title policies, title reports and surveys for the Facilities in the possession of the Companies.
     Section 4.16 Insurance. Schedule 4.16 identifies each of the insurance policies carried by Seller or any of its Affiliates which cover risks associated with or arising out of the business, property or assets of the Companies (including general liability policies and property and casualty policies) during the last five (5) years (the “Insurance Policies”). Seller and its Affiliates have paid all premiums or other amounts due and owing to the insurers in respect of the Insurance Policies and is not otherwise in default under any such Insurance Policy.
     Section 4.17 Affiliate Transactions. Schedule 4.17 sets forth (a) each Contract between either or both of the Companies, on the one hand, and any Non-Company Affiliate, on the other hand, (b) each Contract with a third-party to which a Non-Company Affiliate is party that is material to the business of the Companies, and (c) the material services provided to either of the Companies by one or more Non-Company Affiliates.
     Section 4.18 Permits. Schedule 4.18 sets forth a complete and accurate list of all material Permits held by the Companies and the Facilities. All such Permits are held by one of the Companies and, to Seller’s Knowledge, are in full force and effect, and except as shown on Schedule 4.07, neither the Seller nor of its Affiliates (including, without limitation, the Companies) has received any notice of violation or proposed revocation or termination relating to any such Permit from any Governmental Authority. Except as disclosed on Schedule 4.07, neither Company, nor any of the Facilities, is in violation of the terms of any covenants, conditions, restrictions or easements or of any Permits, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     Section 4.19 Sufficiency of Assets. Except as disclosed on Schedule 4.19(a), except for the services to be provided to Buyer and the Companies under the Transition Services Agreement and except for assets consumed in the ordinary course of business, the assets available for use by the Companies immediately after Closing will include all of the assets (whether tangible or intangible) used by the Companies to conduct the business of the

Companies as conducted as of each of June 30, 2005 and the date hereof, except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Companies have good title to, or valid license or right to use, free and clear of all Liens (other than Liens that will be discharged prior to Closing), all of the tangible personal property described in the preceding sentence. As of the Closing, the Companies shall have available the air emission allowances identified in Schedule 4.19(b) without payment, transfer, reissuance, or consent of any third party or Governmental Agency.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     In order to induce Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller that:
     Section 5.01 Organization and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.
     Section 5.02 Authority. Buyer has all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary limited liability company action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.
     Section 5.03 No Conflicts; Consents and Approvals. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not:
     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of its Charter Documents;
     (b) be in violation of or result in a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which Buyer is a party or by which any of its assets may be bound except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

     (c) assuming all required filings, approvals, consents, authorizations and notices set forth in Schedule 5.03(c) (collectively, the “Buyer Governmental Approvals”) have been made, obtained or given, (i) conflict with or result in a violation or breach of any material term or provision of any Law or writ, judgment, order or decree applicable to Buyer or any of its assets or (ii) require the material consent or approval of any Governmental Authority under any applicable Law.
     Section 5.04 Legal Proceedings. Buyer has not been served with written notice of any Claim, and to Buyer’s Knowledge, none is threatened, against Buyer which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
     Section 5.05 Compliance with Laws and Orders. Buyer is not in violation of or in default under any Law or order applicable to Buyer or its assets the effect of which, in the aggregate, would reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.
     Section 5.06 Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
     Section 5.07 Acquisition as Investment. Buyer is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer acknowledges that the Company Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Company Interests may be transferred, except pursuant to an applicable exception under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.
     Section 5.08 Financial Resources. Buyer has delivered true, correct and complete copies of (a) the commitment letter received by Buyer and its affiliates and executed by all parties thereto (the “Debt Commitment Letter”) to provide the debt financing for the transactions contemplated hereby and (b) a true, correct and complete copy of the commitment letter received by Buyer and its affiliates and executed by all parties thereto (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) to provide equity financing for the transactions contemplated hereby. Assuming receipt of all of the financing contemplated by the Commitment Letters, at Closing, Buyer shall have sufficient funds to satisfy its obligations required to be performed at Closing.
     Section 5.09 No Knowledge of Seller’s Breach. Except for breaches of which Buyer informs Seller in accordance with Section 9.04(e) and except for breaches of which Buyer is informed by Seller in accordance with Section 6.02(a)(ii), Buyer does not have Knowledge of any breach by Seller of any of the representations and warranties herein.
     Section 5.10 Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Companies, the Purchased Assets and the Facilities without reliance on Seller; provided that such independent investigation and verification shall not affect the express representations, warranties, covenants or other obligations of Seller contained in this Agreement. Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.
ARTICLE VI
COVENANTS
     In order to induce the other Party to enter into this Agreement and consummate the transactions contemplated hereby, the Parties hereby covenant and agree as follows:
     Section 6.01 Access of Buyer.
     (a) During the Interim Period, Seller will provide Buyer and its prospective financing sources and its and their Representatives with reasonable access during normal business hours (and other hours as reasonably appropriate to fulfill the intent of this provision) to the Facilities and the officers and management employees of Seller and its Affiliates (including the Companies) in such a manner so as not to unreasonably interfere with the business or operations of Seller or its Affiliates (including the Companies), such access to include participation by Buyer in material management meetings and technical meetings, including those relating to major capital projects and unit overhauls; provided, that Seller shall have the right to (i) have a Representative present for any communication with employees or officers of Seller or its Affiliates and (ii) impose reasonable restrictions and requirements for safety or operational purposes. Buyer shall be entitled, at its sole cost and expense, to visit the Real Property and to receive such information as may reasonably be required so that it may prepare and/or review financial statements after the date hereof. Notwithstanding the foregoing, Seller shall not be required to provide any information or allow any inspection which it reasonably believes it may not provide to Buyer or allow by reason of applicable Law, which constitutes or allows access to information protected by attorney/client privilege, or which Seller or its Affiliates is required to keep confidential or prevent access to by reason of contract, agreement or understanding with third parties if Seller has used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. Following the Closing, Seller shall be entitled to retain copies of all books and records relating to the ownership and/or operation of the Companies or their respective businesses.
     (b) Buyer agrees to indemnify, defend and hold harmless Seller, the Companies, the Non-Company Affiliates and their Representatives from and against any and all Losses incurred by Seller, the Companies, the Non-Company Affiliates, their Representatives or any other Person relating to physical injuries or property damage arising out of the access rights under this Section 6.01, including any Claims by any of Buyer’s Representatives for any injuries or Losses while present on the Real Property unless caused by the gross negligence or willful misconduct of Seller, the Companies or the Non-Company Affiliates.
     Section 6.02 Conduct of Business Pending the Closing.
     (a) Except as otherwise contemplated by this Agreement or set forth in Schedule 6.02, during the Interim Period, Seller will cause the Companies to:

     (i) operate the Facilities and their business in the ordinary course of business consistent with past practices in all material respects;
     (ii) promptly notify Buyer of any breach of any representation, warranty, covenant or agreement of Seller made hereunder or any Material Adverse Effect of which Seller has Knowledge;
     (iii) (A) make Capital Expenditures and continue environmental remediation expenditures substantially in accordance with the budget attached as Schedule 6.02(a)(iii) (other than the Capital Expenditures described in clauses (B) and (C) following), (B) subject to NYISO and ConEd approval, make Capital Expenditures substantially in accordance with the budget attached as Schedule 6.02(a)(iii) with respect to Capital Expenditures scheduled for the Unit 30 Outage for November and December of 2005, and (C) at Seller’s election, make Capital Expenditures substantially in accordance with the budget attached as Schedule 6.02(a)(iii) with respect to Capital Expenditures scheduled for the Unit 30 Outage for March and April of 2006;
     (iv) pay Taxes as they come due and payable (except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP); and
     (v) use their commercially reasonable efforts to (A) preserve their present business operations, organization (including management) and goodwill with respect to the Facilities, (B) preserve their present relationship with Persons having business dealings with respect to the Facilities (including, without limitation, customers and suppliers) and (C) to the extent allowed by the applicable Governmental Authority, allow Buyer to participate in material meetings with Governmental Authorities regarding the Facilities.
     (b) Except as otherwise contemplated by this Agreement or set forth in Schedule 6.02 or as consented to by Buyer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, and except for matters relating to the Excluded Assets, during the Interim Period Seller shall not (with respect to the Companies), shall cause the Non-Company Affiliates not to (with respect to the Companies), and cause the Companies not to:
     (i) other than the Company Liens referenced in Section 6.08, permit or allow any Lien securing indebtedness for borrowed money against any of the Purchased Assets;
     (ii) amend, modify, enter into, grant waiver of any material term of, or give any material consent with respect to, any Material Contract (or Contract entered into after the Execution Date that would be a Material Contract if entered into prior to the Execution Date);
     (iii) except in respect of Capital Expenditures permitted by Section 6.02(b)(iv), enter into, terminate or amend any Contract involving total consideration throughout its term in excess of $1,000,000 (other than Contracts entered into in the ordinary course of business consistent with past practices which will be fully performed prior to the Closing without further liability to the Companies);
     (iv) commit to incur Capital Expenditures after the Closing Date in excess of the applicable amount shown on Schedule 6.02(b)(iv);
     (v) other than trade payables incurred in the ordinary course of business consistent with past practices or accounts payable pursuant to the Material Contracts (or Contracts entered into after the Execution Date that would be Material Contracts if entered into prior to the Execution Date) or the Terminated Contracts, incur, create, assume or otherwise become liable for Indebtedness or issue any debt securities or assume or guarantee the obligations of any other Person;
     (vi) fail to maintain its partnership or corporate existence or consolidate with any other Person or acquire all or substantially all of the assets of any other Person;
     (vii) issue or sell any partnership interests or securities, or rights to acquire or convertible into, partnership interests or securities, of either Company;
     (viii) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;
     (ix) (A) hire or promote any employee, (B) except with respect to increases in compensation that, but for the timing of the grant thereof, are in the ordinary course of business, grant any increase in the compensation or benefits of any employee, (C) establish any new compensation or Benefit Plans, (D) amend or modify any Company Plan, (E) amend or modify any Seller Plan insofar as any such amendment or modification relates solely to Affiliate Employees or former employees, officers or directors of the Companies, or (F) enter into or modify any employment, consulting, termination, retention, change of control or severance agreement; provided, that nothing above shall restrict normal periodic increases, promotions, hiring or changes effected in the ordinary course of business consistent with past practices, changes required pursuant to applicable Laws, or changes required pursuant to Contracts in effect as of the Execution Date (including the Collective Bargaining Contract), except for promotions, hirings or changes relating to employees not covered by a Collective Bargaining Contract, in which case Seller shall consult with Buyer prior to any such promotions, hirings or changes;
     (x) enter into, modify or terminate any labor or collective bargaining agreement of either Company or, through negotiations or otherwise, make any material commitment or incur any material liability to any labor organizations, except that either Company may reasonably bargain and negotiate matters in good faith, as contemplated by the Collective Bargaining Contract and applicable Laws;
     (xi) implement any layoff of employees that could implicate the WARN Act;

     (xii) enter into any Contract under which either Company advances or loans any amount to any of its directors, officers, and employees outside the ordinary course of business
     (xiii) enter into any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution of this Agreement of consideration in excess of $1,000,000;
     (xiv) except in the ordinary course of business, acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material Purchased Assets;
     (xv) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;
     (xvi) make any material change in its accounting principles, methods or policies, except as otherwise required by GAAP or make any material change in its risk management policies or internal controls that are less restrictive than those in effect on the Execution Date;
     (xvii) enter into any Contract that restrains, restricts, limits or impedes the ability of a Facility to conduct any business or line of business in any geographic area;
     (xviii) except in the ordinary course of business, terminate, amend, restate, supplement or waive any rights under any (A) Assigned Contract, (B) any Material Contract (or Contract entered into after the Execution Date that would be a Material Contract if entered into prior to the Execution Date) or (C) any Permit;
     (xix) enter into, modify or renew any material Contracts with respect to the sale of energy that will be performed after the Closing except that would not require the payment, individually or in the aggregate, of amounts in excess of $1,000,000;
     (xx) purchase any securities of any Person, except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices;
     (xxi) cancel, settle or compromise debts having a value in excess of $1,000,000 or waive claims or rights having a value in excess of $1,000,000;
     (xxii) enter into a fuel purchase, storage, transportation, option, swap or other arrangement with a term over one year;
     (xxiii) enter into an energy or capacity purchase, sale, exchange, option, swap, or other arrangement, or transmission arrangement with a term over one year or that would require credit support in an amount greater than $1,000,000;
     (xxiv) enter into any speculative energy or fuel transactions;

     (xxv) seek to lower any reference price or bid or cap price for energy or capacity that Astoria LP sells into the markets administered by the NYISO;
     (xxvi) make or revoke any material election with respect to Taxes or fail to pay any Taxes of the Companies as they become due and payable (except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP);
     (xxvii) amend or modify its Charter Documents; or
     (xxviii) agree or commit to do any of the foregoing.
Notwithstanding the foregoing, Seller may permit the Companies to take commercially reasonable actions with respect to emergency situations and to comply with applicable Law so long as Seller shall promptly inform Buyer of such emergency actions.
     Section 6.03 Resignation of Members, Managers, Officers and Directors. At Closing, Seller shall cause the resignation of all officers and directors or similar persons nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee established under either Company’s Charter Documents.
     Section 6.04 Use of Certain Names. Within 120 days following the Closing, Buyer shall cause the Companies to cease using the words “Reliant”, “Orion” and any word or expression similar thereto or constituting an abbreviation or extension thereof (the “Seller Marks”), including eliminating the Seller Marks from each Company’s property and Purchased Assets and disposing of any unused stationery and literature of the Companies bearing the Seller Marks; and thereafter, Buyer shall not, and shall cause the Companies and their Affiliates not to, use the Seller Marks or any logos, trademarks, trade names, or other registered Intellectual Property belonging to Seller or any Non-Company Affiliate, and Buyer acknowledges that it, its Affiliates and the Companies have no rights whatsoever to use such Intellectual Property, except as provided in the Transition Services Agreement.
     Without limiting the foregoing:
     (a) Within 30 days after the Closing Date, Buyer shall cause each Company to change its name to a name that does not contain any of the Seller Marks.
     (b) Within 30 days after the Closing Date, Buyer shall provide evidence to Seller, in a format that is acceptable to Seller, that Buyer has provided notice to all applicable Governmental Authorities and all counterparties to the Material Contracts (and Contracts entered into after the Execution Date that would be Material Contracts if entered into prior to the Execution Date) regarding the sale of the Companies and the Purchased Assets to Buyer and the new addresses for notice purposes.
     Section 6.05 Support Obligations.
     (a) Buyer recognizes that Seller and the Non-Company Affiliates have provided credit support to the Companies with respect to the Facilities pursuant to certain credit support obligations set forth on Schedule 6.05(a) and any other credit support entered into in compliance with Section 6.02(b) (collectively, the “Support Obligations”), such Support Obligations (excluding non-dollar denominated guaranties) not to exceed $25,000,000 in the aggregate at any one time. During the Interim Period, Seller and the Non-Company Affiliates agree not to enter into any additional non-dollar denominated Support Obligations without the prior consent of Buyer. Prior to the Closing, Buyer shall use commercially reasonable efforts to effect the full and unconditional release of Seller and the Non-Company Affiliates from all Support Obligations by:
     (i) furnishing letters of credit containing terms and conditions that are substantially identical to the terms and conditions of existing letters of credit and from lending institutions that are either Investment Grade Persons or have a Credit Rating commensurate with or better than that of lending institutions for existing letters of credit;
     (ii) instituting escrow arrangements with terms equal to or more favorable to the counterparty than the terms of existing escrow arrangements; and
     (iii) posting surety or performance bonds issued by an Investment Grade Person or another Person having a net worth or a Credit Rating at least equal to those of the issuer of existing surety or performance bonds, and which replacement surety or performance bond contains terms and conditions that are substantially identical to the terms and conditions of existing surety or performance bonds.
     (b) Buyer and Seller shall use commercially reasonable efforts to cause the beneficiary or beneficiaries of the Support Obligations to terminate and redeliver to Seller or the Non-Company Affiliates, as applicable, prior to the Closing, each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations as well as to redeliver to Seller or the Non-Company Affiliate, as applicable, any cash collateral in respect of the Support Obligations and, as to any Support Obligations terminated after the Closing, promptly to redeliver such originals or cash to Seller or the Non-Company Affiliates, as applicable, and in each case, to take such other actions as may be required to terminate such Support Obligations.
     (c) If Buyer is not successful in obtaining the complete and unconditional release of Seller and the Non-Company Affiliates from the Support Obligations prior to the Closing, then Buyer shall indemnify, defend and hold harmless Seller and the Non-Company Affiliates from and against any and all Losses incurred by any such indemnified Persons in connection with the Support Obligations. Buyer shall, for so long as any Support Obligation remains outstanding, not, and shall cause the Companies not to, effect any amendments or modifications or any other changes to the Contracts to which any of such Support Obligations relate, or otherwise take any action that would effect any change to such Contracts, guaranties or letters of credit, without Seller’s prior written consent. Notwithstanding anything in this Agreement to the contrary, during the Interim Period, Buyer shall have the right to contact and have discussions with each beneficiary of a Support Obligation in order to satisfy its obligations under this Section 6.05; provided, that (i) Buyer shall give Seller prior notice before making any such contact, (ii) Seller shall have the right to have one of its Representatives present on the telephone line or in person, as applicable, during any such contact or discussion, (iii) Buyer shall only contact and hold discussions with such beneficiaries through Representatives of Buyer previously approved by Seller, and (iv) Buyer shall cause such Representatives to comply with all procedures and protocols regarding such contacts and discussions that may be established by Seller. Notwithstanding the foregoing, in no event shall this Section 6.05(c) entitle Seller to receive any confidential information of Buyer.
     (d) Prior to the Release Date, Buyer agrees not to assign, sell, transfer or convey all or any portion of the Company Interests and shall cause the Companies not to assign, sell, transfer or convey all or any substantial portion of the Purchased Assets, in a single transaction or series of related transactions, in each case without the assignment to the transferee of the rights of Buyer under this Agreement and the assumption in writing by the transferee (which assumption shall be enforceable by Seller) of the obligations of Buyer under this Agreement (including the obligations of Buyer pursuant to Section 6.05(c)); provided that, for the avoidance of doubt, the sale of equity interests of Buyer (whether accomplished by merger or otherwise) shall not be deemed a sale, transfer, conveyance or assignment for purposes of this Section 6.05. Any assignment, sale, transfer or conveyance in contravention of the preceding sentence shall be null and void ab initio. Buyer agrees to provide Seller with a copy of such assignment and assumption agreement prior to execution and prior to the assignment, sale, transfer or conveyance and a copy of the executed assignment and assumption agreement which shall be in the same form with such changes as Seller may reasonably request. Upon such an assignment, sale, transfer or conveyance pursuant to which the transferee assumes all of Buyer’s rights and obligations under this Agreement, Buyer shall have no further rights or obligations under this Agreement (except for obligations relating to breaches by Buyer occurring prior to the date of the assignment, sale, transfer or conveyance). The “Release Date” shall be the later of the date on which all of the Support Obligations have been fully and unconditionally released and the date on which Seller has no more obligations owing to Buyer under this Agreement.
     Section 6.06 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that Seller will, prior to the Closing Date, cause the Companies to distribute, transfer or assign to Seller and the Non-Company Affiliates those assets described on Schedule 6.06 (the “Excluded Assets”). With respect to Excluded Assets that constitute claims or refunds, Buyer agrees to deliver to the applicable counterparty or party against whom the claim is asserted written instructions, in a form reasonably acceptable to Seller, directing such third party to pay to Seller any and all proceeds relating to such Excluded Asset. In the event Buyer or the Companies receive any such proceeds following the Closing, Buyer will cause such proceeds to be wire transferred in immediately available funds promptly following receipt by Buyer or the Companies to the account designated in writing by Seller. At the request and direction of Seller, Buyer agrees to cause the Companies to join or initiate an action to recover the Excluded Assets; provided that (a) Seller shall be responsible for the out-of-pocket costs and expenses of the Companies with respect to any such action, (b) Seller shall have the right to select the legal counsel with respect to such action, and (c) if Buyer or the Companies desire to have additional legal counsel with respect to such action, they may do so at their sole cost and expense. Without limiting the foregoing, Buyer shall and shall cause the Companies to cooperate reasonably with Seller following the Closing with respect to the recovery by Seller of the Excluded Assets. Seller shall be liable for any Taxes incurred by the Companies as a result of the removal of Excluded Assets from the Companies.

     Section 6.07 Termination of Certain Services, Contracts, Receivables and Payables.
     (a) Notwithstanding anything in this Agreement to the contrary, during the Interim Period, (i) Seller shall take such actions as may be necessary to terminate or sever as to the Companies (with appropriate mutual releases) upon the Closing any services jointly shared or used by any of the Companies and Seller or a Non-Company Affiliate, joint Tax services, joint legal services and joint banking services (to include the severance of any centralized clearance accounts) and each Contract listed on Schedule 6.07 (the “Terminated Contracts”), (ii) the Companies shall be entitled to transfer cash to Seller and the Non-Company Affiliates, and (iii) Seller shall be entitled to take such actions as may be necessary to settle (through offsets and/or cash transactions) immediately prior to the Closing such Intercompany Payables and Intercompany Receivables as Seller, in its sole discretion, elects to settle. Notwithstanding clause (i) foregoing, no such termination shall affect obligations of Seller and the Non-Company Affiliates under the Transition Services Agreement or this Agreement. Except for the RES Payable, all Intercompany Receivables and Intercompany Payables outstanding as of the Closing shall be deemed to be cancelled immediately prior to the Closing, and the Companies shall have no continuing liabilities with respect to such payables or otherwise with respect to the terminated services, Terminated Contracts and cash transfers contemplated by this Section 6.07.
     (b) Promptly following the Closing, Buyer shall take such actions as may be necessary to become a “Replacement Shipper” as such term is defined in the FERC Gas Tariff of Iroquois Gas Transmission System, L.P. (“Iroquois”), including the submission of such data as Iroquois may require and the execution of a “Blanket Gas Transportation Contract for Firm Reserved Service” as such term is defined in the Iroquois FERC Gas Tariff; and Seller shall cause submission of a notice to Iroquois of its election to release capacity under Contract Nos. R-2130-02 and R-2130-03 pursuant to Section 28.6 of the Iroquois FERC Gas Tariff (collectively, the “Iroquois Contract”), which such notice shall specify the following information: (i) the designation of Buyer or an Affiliate of Buyer as the Prearranged Replacement Shipper; (ii) the term of the releases being the Closing Date through the remaining term of each contract; (iii) the quantities of firm daily capacity to be released being the entire Maximum Equivalent Quantity set forth in each contract; (iv) the rate that Buyer has agreed to pay being Monthly Demand Rate and the Daily Commodity Rate set forth in Schedule 3 to each contract; and (v) such other information required pursuant to Section 28.6(c) of the Iroquois FERC Gas Tariff, and Buyer shall agree to participate as such Prearranged Replacement Shipper.
     Section 6.08 Payment of Indebtedness. Notwithstanding anything in this Agreement to the contrary, prior to or at the Closing, Seller shall (a) cause any and all Indebtedness of the Companies referred to in (i) and (ii) of the definition of Indebtedness (including intercompany Indebtedness) to be paid in full, (b) cause any and all Liens (other than Permitted Encumbrances) securing any such Indebtedness on the Purchased Assets (collectively, the “Company Liens”) to be released, and (c) cause any and all agreements relating to the Company Liens or the Indebtedness secured thereby to be terminated as to the Companies, such that Buyer shall take title to the Companies and the Purchased Assets free of all such Indebtedness and Company Liens. Furthermore, Seller shall cause the Companies to be released from all guarantees of third-party obligations and all obligations of all Non-Company Affiliates and provide such evidence as the Title Insurer may reasonably request to show that the Liens issued to Bank of America reflected on the Title Commitments have been released. At the

Closing, Seller shall deliver to Buyer copies of all pay-off letters and releases for all Company Liens and the guarantees referenced in this Section 6.08.
     Section 6.09 Insurance.
     (a) With respect to the insurance policies listed on Schedule 6.09 (the “Scheduled Insurance Policies”), Seller shall use commercially reasonable efforts to cause Buyer (or, at Buyer’s direction, the Companies) to be listed at Closing as a “Named Insured” under each such policy and for the Non-Company Affiliate which is currently the “Named Insured” under such policy to be listed as an “Additional Insured”.
     (b) With respect to Insurance Policies that are “occurrence-based” policies, Seller covenants and agrees that (i) the Companies will, with respect to the Purchased Assets and their business, be provided full coverage under the Insurance Policies not assigned to Buyer or the Companies (excluding the Scheduled Insurance Policies to the extent not assigned to Buyer or the Companies at Closing, the “Retained Policies”) after the Closing (subject only to deductibles, self-insured retentions and policy limits of such Retained Policies), with respect to occurrences on and prior to the Closing Date, regardless of whether claims are brought prior to or after the Closing; and (ii) after Closing, the Companies will have the right to bring claims (whenever brought) under the Retained Policies for all occurrences that relate to actions, events, conditions and/or operations of the Purchased Assets and the business of the Companies on and prior to the Closing Date within the scope of the Retained Policies. Buyer and the Companies will be responsible for satisfying any deductibles, self-insured portions, retentions and other retained amounts on insurance coverage with respect to losses arising under claims made by Buyer or the Companies under the Retained Policies; provided that Seller shall be responsible for any such deductibles, self-insured portions, retentions and other retained amounts on insurance coverage with respect to any such losses arising under the Retained Policies to the extent relating to liabilities for which Seller and the other Non-Company Affiliates are responsible or pursuant to this Agreement.
     (c) With respect to the Excess Liability Policies, Seller covenants and agrees to use its commercially reasonable efforts such that (i) the Non-Company Affiliates shall, for a period of two years after Closing, provide the Companies the ability to file claims under such policies for occurrences on and prior to the Closing Date (the “Sunset Coverage”); (ii) the Companies will, with respect to the Purchased Assets and their business, be provided with the benefit of the Sunset Coverage for two years after the Closing (subject only to deductibles, self-insured retentions and policy limits of the Sunset Coverage); and (iii) the applicable Non-Company Affiliates will administer claims on behalf of the Companies under the Sunset Coverage unless the insurers allow the Companies to administer such claims. Seller will be responsible for any and all premiums associated with the Sunset Coverage. Buyer and the Companies will be responsible for satisfying any deductibles, self-insured portions, retentions and other retained amounts on insurance coverage with respect to losses arising under claims made by Buyer or the Companies under the Sunset Coverage; provided that Seller shall be responsible for any such deductibles, self-insured portions, retentions and other retained amounts on insurance coverage with respect to any such losses arising under the Sunset Coverage to the extent relating to liabilities for which Seller and the other Non-Company Affiliates are responsible or pursuant to this Agreement.
     (d) Except as otherwise set forth in this Section 6.09, Buyer and the Companies shall be responsible for all cost and expenses incurred by Seller in maintaining and administering claims under the Retained Policies and the Sunset Coverage; provided that Seller shall be responsible for such costs and expenses to the extent relating to liabilities for which Seller and the other Non-Company Affiliates are responsible pursuant to this Agreement. Buyer agrees to provide, and to cause the Companies to provide, such cooperation as Seller may reasonably request in connection with the matters covered by this Section 6.09.
     Section 6.10 Tax Matters.
     (a) Consolidated Tax Returns. Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the affiliated group of corporations that includes Seller and OPOS all items of income, gain, loss, deduction and credit or other items (“Tax Items”) of OPOS through the Closing Date, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities and shall be responsible for the timely payment (and entitled to any refund, except to the extent such refund is attributable to the carryback of losses or other Tax items arising after the Closing Date) of all Taxes due with respect to the periods covered by such Tax Returns. To the extent permitted by Law or administrative practice, (i) the Tax year of OPOS that includes the Closing Date shall be treated as closing on the Closing Date and (ii) all transactions occurring on the Closing Date but after the Closing shall have occurred shall be reported on Buyer’s consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Buyer or its Affiliates. Without the prior written consent of Seller, Buyer shall not, and shall not permit any of its Affiliates (including OPOS) to, carry back any Tax Item of OPOS into a consolidated, combined or unitary income Tax Return filed by Seller or any of its Affiliates for a taxable period (or portion thereof) ending on or before the Closing Date.
     (b) Partnership Tax Returns. Seller shall prepare or cause to be prepared all federal Tax Returns (Forms 1065) and all similar state Tax Returns required to be filed by or with respect to Astoria LP to report to the partners of Astoria LP partnership Tax Items for Tax periods ending on or before the Closing Date.
     (c) Cooperation. Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates, including OPOS and Astoria LP, to cooperate fully, as and to the extent reasonably requested by either Party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to such Tax Returns. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     (d) Transfer Taxes. Seller shall file all Tax Returns required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement, shall be solely liable for and shall pay all such Transfer Taxes, and shall indemnify, defend and hold harmless Buyer from and against any and all liability for the payment of such Transfer Taxes and the filing of such Tax Returns.
     (e) Obligations Under Tax Sharing Agreement. From and after the Closing, the Companies shall have no liability for Tax payments pursuant to any Tax Sharing Agreements (including the Tax Allocation Agreement) between the Companies and the Seller Group.
     (f) Tax Indemnities. Seller shall indemnify Buyer, the Companies, and their Affiliates and hold them harmless from and against any loss, claim, liability, expense, or other damages attributable to (i) all Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Periods”), (ii) all Income Taxes of any member of an Affiliated Group of which any Company is or was a member on or prior to the Closing Date including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulations, (iii) all Taxes attributable to the assets or operations of the Companies for periods (or partial periods) on or before the Closing Date, and (iv) any and all Taxes of any Person (other than the Companies) imposed on the Companies as a transferee or successor, by contract (including pursuant to a Tax Sharing Agreement) or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before Closing; provided, however, that Seller shall not be obligated to indemnify Buyer for any such Taxes to the extent such Taxes were included as a liability in the computation of Closing Date Working Capital Amount and such liability for Taxes exceed the liability for such Taxes included in the June 30 Balance Sheets.
     (g) Straddle Period Taxes. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes of the Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Companies hold a beneficial interest shall be deemed to terminate at such time) and the amount of Taxes (other than Income Taxes) of the Companies for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
     (h) Resolution of Disputes. Seller and Buyer agree to work in good faith to resolve any disputes related to the amount of Tax Items and Taxes attributable to periods prior to and after the Closing. Failing such agreement, the Parties shall refer the matter to an independent accounting firm of nationally recognized standing, mutually acceptable to both Seller and Buyer (the “Independent Accountant”), and the determination of the Independent Accountant with respect to such matter shall be final and binding. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer.

     Section 6.11 Certain Restrictions. During the Interim Period, Buyer agrees that except as may be agreed in writing by Seller or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its subsidiaries or Affiliates to, acquire, develop or construct any electric generation or transmission facility, enter into any Contract with respect thereto, or otherwise obtain control over any electric generation or transmission facility, in each case located within the control area operated by the New York Independent System Operator or take any action with any Governmental Authority relating to the foregoing, or agree, in writing or otherwise, to do any of the foregoing, in each case which could reasonably be expected to materially delay the consummation of the transactions contemplated hereby or result in the failure to satisfy any condition to consummation of the transactions contemplated hereby.
     Section 6.12 No Solicitation. During the Interim Period, except as permitted by this Agreement with Buyer and its Affiliates and Representatives, Seller shall not and shall cause its Affiliates and officers, directors and employees not to, and Seller shall direct and use its commercially reasonable efforts to cause its and its Affiliates’ other Representatives not to, directly or indirectly, initiate, solicit or negotiate, enter into an agreement with respect to, or provide nonpublic or confidential information to facilitate, any proposal or offer with respect to any acquisition, reorganization, exchange, consolidation or similar transaction involving either Company, or any purchase of any voting or other securities or partnership interest of either Company, or any material assets or businesses of the Companies, in a single transaction or a series of related transactions, or any combination of the foregoing.
     Section 6.13 Confidentiality.
     (a) All nonpublic information provided to, or obtained by, Buyer or its Representatives from Seller or its Representatives in connection with the transactions contemplated hereby shall be “Information” for purposes of the letter dated February 13, 2004 between Madison Dearborn Capital Partners IV, L.P. and Guarantor (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided, that Buyer may disclose such information as may be necessary in connection with seeking Buyer Governmental Approvals and to obtain financing for the transactions contemplated hereby (as long as the financing recipient has executed a confidentiality undertaking at least as restrictive as the Confidentiality Agreement); provided further, that the obligations of Buyer and its Affiliates under the Confidentiality Agreement shall terminate as of the Closing Date.
     (b) From and after the Closing, Seller shall, and shall cause each of the Non-Company Affiliates to, treat and hold as confidential any information concerning the business and affairs (including know-how and trade secrets) of the Companies (the “Confidential Information”), except (i) as expressly permitted hereunder, (ii) to the extent such information comes into the public domain after the Closing through no fault of a Non-Company Affiliate or any Person to whom the Seller released or disclosed such information, or (iii) to the extent such information was or becomes available to a Non-Company Affiliate after the Closing Date on a non-confidential basis from a source other than one of the Companies or Buyer, refrain from using any of the Confidential Information, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments of the Confidential Information which are in a Non-Company Affiliate’s possession or under a Non-Company Affiliate’s control, and Seller shall certify such delivery or destruction in a written certificate given by an officer of Seller.

Seller acknowledges and agrees, and shall cause each of the other Non-Company Affiliates to acknowledge and agree, that the Confidential Information is the property of the Companies; provided that Seller may retain one copy of the Confidential Information that it shall treat as confidential pursuant to the terms of this Section 6.13(b). In the event that any Non-Company Affiliate is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.13(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Non-Company Affiliate is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, such Non-Company Affiliate may disclose such Confidential Information to the tribunal; provided that Seller shall use its commercially reasonable efforts to obtain, at the expense and request of Buyer or the Companies, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer or the Companies shall designate.
     Section 6.14 Employee and Benefit Matters.
     (a) Except as set forth in the Transition Services Agreement (to the extent applicable), on or before the Closing, Seller shall take all actions necessary, if any, to cause (i) the Companies to cease to be adopting or participating employers under all Seller Plans and (ii) Seller and the Non-Company Affiliates to cease to be sponsors or adopting or participating employers under all Company Plans (and, if Seller or a Non-Company Affiliate is a sponsor of a Company Plan, Seller shall cause OPOS to assume such sponsorship). Seller and the Non-Company Affiliates shall not, from and after the Closing, have any responsibility or liability with respect to the Company Plans; provided, that, with respect to the Retirement Plan, Seller shall timely file or cause the appropriate Non-Company Affiliate to timely file (to the extent the following forms have not been filed prior to the Closing) (A) the annual report on Form 5500 for 2004 with the Employee Benefits Security Administration and (B) PBGC Form 1 or PBGC Form 1-EZ (as applicable) for 2005 with the PBGC. Buyer shall cooperate, and Buyer shall cause its Affiliates to cooperate, with Seller with respect to the filings described in the preceding sentence, and Buyer shall provide to Seller such information as Seller may reasonably request in respect of such filings.
     (b) Buyer acknowledges and agrees that (i) certain employees of the Companies are represented by the Utility Workers Union of America, AFL-CIO and its Local Union No. 1-2 (the “Union”) pursuant to the terms of the Collective Bargaining Contract, (ii) OPOS will continue to recognize the Union as the exclusive bargaining representative of the employees whose employment is covered by the Collective Bargaining Contract, (iii) the Collective Bargaining Contract will continue to be effective until it expires by its own terms or is renegotiated, and (iv) OPOS will continue to be bound by the terms, conditions and provisions of the Collective Bargaining Contract. Buyer further acknowledges that, subject to the terms of the Collective Bargaining Contract and applicable Law, the employees covered by the Collective Bargaining Contract will continue to be employed by the Companies following the Closing.

     (c) Within 45 days after the Execution Date, but effective as of the Closing Date, Buyer or an Affiliate of Buyer shall offer employment (which shall be contingent on the occurrence of the Closing) to each individual listed on Schedule 6.14(c) (each, an “Affiliate Employee”). Each such offer of employment shall be consistent with the provisions of this Section 6.14 and shall remain open for a period of at least 10 days. For a period of at least one year beginning on the Closing Date and subject to the remaining paragraphs of this Section 6.14 and an individual’s continued employment with a Company or an Affiliate of a Company, Buyer shall cause each Continuing Employee to be provided with base salary and wages, bonus opportunity (including annual incentive compensation but excluding any equity based arrangements) and health, welfare and 401(k) benefits on a basis substantially similar in the aggregate to the compensation and health, welfare and 401(k) benefits provided to such Continuing Employee by Seller and its Affiliates (including the Companies) immediately prior to the Closing; provided, that with respect to Continuing Employees whose employment is covered by the Collective Bargaining Contract, Buyer shall cause the compensation and benefits provided to such employees from and after the Closing Date to also be consistent with the terms of the Collective Bargaining Contract.
     (d) To the extent consistent with the Collective Bargaining Contract, as applicable, Buyer shall cause, or shall cause the Companies to cause, each Continuing Employee and his or her eligible dependents (including all such Continuing Employee’s dependents covered immediately prior to the Closing Date by a Company Plan or a Seller Plan that is a group health plan) to be offered coverage under a group health plan maintained by Buyer or an Affiliate of Buyer that (i) provides medical and dental benefits to the Continuing Employee and such eligible dependents effective immediately upon the Closing Date or such other time as set forth in the Transition Services Agreement and (ii) credits such Continuing Employee, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a Company Plan or a Seller Plan that is a group health plan.
     (e) Buyer shall cause, or shall cause the Companies to cause, the employee benefit plans and programs maintained after the Closing Date for the benefit of the Continuing Employees to recognize each Continuing Employee’s years of service and level of seniority prior to the Closing Date with Seller, the Companies and their Affiliates (including service and seniority with any other employer that was recognized by Seller, the Companies or their Affiliates for purposes of any applicable Company Plan or Seller Plan) for purposes of terms of compensation and benefits under such plans and programs. Buyer shall cause, or shall cause the Companies to cause, each employee welfare benefit plan or program sponsored by Buyer or one of its Affiliates that a Continuing Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusion with respect to participation and coverage requirements applicable to such Continuing Employee to the same extent such preexisting condition exclusion was not applicable under the Company Plan or Seller Plan immediately prior to the Closing Date.
     (f) Buyer agrees that it assumes all obligations to provide any required notice under the WARN Act or other applicable Laws, and, except as otherwise provided herein, to pay all severance payments, damages for wrongful dismissal and related costs, with respect to the termination of any employee of the Companies that occurs on or after the Closing Date.

     (g) As soon as practicable following the Closing Date, Seller shall cause to be transferred from the trustee of the Seller Savings Plans to the trustee of a defined contribution plan maintained by Buyer (the “Buyer Savings Plan”) an amount in cash equal to the aggregate account balances of the Company Participants under the Seller Savings Plans determined as of the transfer date; provided, that to the extent any Company Participant owes any amount to a Seller Savings Plan pursuant to the terms of a loan (provided such loan is not in default) from such plan to such Company Participant, an in-kind transfer of such loan shall be made in lieu of the transfer of cash. From and after the date of such transfer, Buyer shall cause the Buyer Savings Plan to assume the obligations of the Seller Savings Plans with respect to benefits accrued by the Company Participants under the Seller Savings Plans, and the Seller Savings Plans shall cease to be responsible therefor. The Companies shall be responsible for, and shall contribute to each Seller Savings Plan as soon as practicable after the Closing Date and prior to the transfer described in this paragraph, all unpaid (A) pre-tax and after-tax contributions to such Seller Savings Plan attributable to withholdings from the compensation of employees of the Companies with respect to periods ending on or before the Closing Date and (B) employer matching contributions due with respect to pre-tax and after-tax contributions to such Seller Savings Plan by employees of the Companies for periods ending on or before the Closing Date. For purposes of determining the amount of such employer matching contributions under each Seller Savings Plan, the Closing Date shall be deemed to be the last day of a payroll period. Buyer and Seller shall cooperate in making all appropriate arrangements and filings, if any, in connection with the transfer described in this paragraph. Further, Buyer and Seller shall cooperate and take such actions as are necessary to permit the continuation of loan repayments by Continuing Employees to the Seller Savings Plans by payroll deductions during the period beginning on the Closing Date and ending on the date of the transfer described in this paragraph. Seller represents, covenants and agrees with respect to each Seller Savings Plan, and Buyer represents, covenants and agrees with respect to the Buyer Savings Plan, that, as of the date of the transfer described in this paragraph, such plan will satisfy the requirements of Sections 401(a), (k), and (m) of the Code and will have received, or shall timely file for, a favorable determination letter from the IRS regarding such qualified status and covering amendments required to have been adopted prior to the expiration of the applicable remedial amendment period.
     (h) Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than disability benefits) and/or workers compensation benefits that are incurred on or before the Closing Date shall be the sole responsibility of Seller, whether pursuant to a Seller Plan, a Company Plan or otherwise. Claims of Continuing Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) and/or workers compensation benefits that are incurred after the Closing Date shall be the sole responsibility of Buyer and the Companies. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began, and a claim for workers’ compensation benefits shall be considered incurred when the injury occurred. Seller and Buyer hereby agree that any employee of the Companies or any Affiliate Employee who (i) as of the day immediately preceding the Closing Date is receiving or entitled to receive short-term disability benefits under a Seller Plan and who subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the day immediately preceding the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Seller Plan that is a long-term disability plan unless and until such employee is no longer disabled (subject to the terms of such Seller Plan). Claims of Continuing Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that arise from disabling events that occur on or after the Closing Date shall be the sole responsibility of Buyer and the Companies.
     (i) With respect to all employees who terminated from employment with a Company prior to the Closing Date and who are listed on Schedule 6.14(i) (which schedule shall be updated no later than 30 days following the Closing Date to reflect an inclusive list of such former employees) and who have been, or are eligible to be, provided with post-retirement medical, dental, life insurance and/or other welfare benefit coverage as of the Closing Date under a Seller Plan or Company Plan, the Companies shall assume and/or retain any and all liability with respect to the provision of such coverages to such terminated employees and their eligible dependents and beneficiaries on and after the Closing Date. In addition, the Companies shall extend post-retirement medical, dental, disability, life insurance and/or other welfare benefit coverages to all Continuing Employees (and their eligible dependents and beneficiaries) who are, or who are hereafter found to be or have been, eligible for such coverages; provided, however, that nothing contained herein shall be construed as limiting or restricting Buyer’s or a Company’s ability to amend, modify or terminate such post-retirement medical, dental, disability, life insurance and/or other welfare benefit coverages after the Closing Date. Neither Seller nor any of the Non-Company Affiliates shall have any liability on or after the Closing Date with respect to the provision of post-retirement medical, dental, disability, life insurance and/or other welfare benefit coverages for those persons described in the preceding sentences of this paragraph.
     (j) Except to the extent required by applicable Law, Seller shall not pay Continuing Employees (other than Affiliate Employees who are Continuing Employees, who will be paid by Seller their accrued and unused vacation as of the Closing Date) their accrued and unused vacation, and a Company, Buyer or an Affiliate of Buyer, as applicable, shall provide, without duplication of benefits, all such Continuing Employees with vacation time rather than cash in lieu of vacation time for all accrued and unused vacation through the Closing Date to the extent the liability for such accrued but unused vacation is reflected in the Closing Date Working Capital Amount.
     (k) As soon as practicable following the Closing Date, Seller shall cause to be transferred from the trustee of the master trust that holds the assets of the Retirement Plan as of the Closing Date to the trustee of a trust established or maintained by Buyer or a Company to hold the assets of the Retirement Plan after the Closing Date an amount equal to the Retirement Plan’s share of the assets of the master trust as determined as of the transfer date in accordance with such master trust, the Code, ERISA, and the Retirement Plan by the Reliant Energy, Inc. Benefits Committee (the “Benefits Committee”) (which determination shall be based on the books and records maintained by the trustee of the master trust). Such transfer shall be made in cash or in-kind as agreed to by the Benefits Committee and Buyer or the Companies. Buyer and Seller shall cooperate in making all appropriate arrangements and filings, if any, in connection with the transfer described in this paragraph. In addition, (i) effective as of the Closing Date,

Seller shall cause the Benefits Committee to cease to be the plan administrator and to otherwise administer any aspect of the Retirement Plan as of the Closing Date, and (ii) on the Closing Date, Buyer shall cause one of the Companies to appoint a new plan administrator for the Retirement Plan effective as of such date.
     (l) If, within the one-year period beginning on the Closing Date, (i) a Continuing Employee (other than a Continuing Employee whose employment is covered by the Collective Bargaining Contract) voluntarily terminates his or her employment with Buyer and its Affiliates within 30 days after the date upon which he or she is notified that the principal place of his or her employment is changing to a location that is 25 miles or more from the location of such employee’s principal place of employment immediately prior to the Closing Date, or (ii) the employment of a Continuing Employee (other than a Continuing Employee whose employment is covered by the Collective Bargaining Contract) is terminated by Buyer or an Affiliate of Buyer for a reason other than cause (as that term is defined in the Severance Plan, but based on the terms of such plan as in effect on the Execution Date), then, in any such case, Buyer shall provide such Continuing Employee with severance benefits at least equal to the severance benefits which such Continuing Employee would have received under the Severance Plan had the employment of such Continuing Employee been terminated under circumstances entitling him or her to benefits under such plan. Such severance benefits shall be determined based on the terms of the Severance Plan in effect on the Execution Date, but Buyer shall take into account such Continuing Employee’s aggregate service with Buyer and its Affiliates and his or her pre-Closing Date service recognized pursuant to Section 6.14(e).
     (m) Except as specifically set forth in this Section 6.14 or in the Transition Services Agreement, Seller agrees to indemnify and hold harmless Buyer, the Companies and their Affiliates with respect to all claims and liabilities under any Seller Plan.
     Section 6.15 Public Announcements. Seller and Buyer will consult with each other before issuing, and provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation; provided, that each of the Parties may issue a press release or make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with or provide more information than is contained in previous press releases, public disclosures or public statements made by the other Party, as the case may be; provided further, that each Party may make disclosures to Persons bound by a confidentiality obligation to the disclosing Party that covers such disclosed information.
     Section 6.16 Expenses and Fees. Except as expressly provided otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
     Section 6.17 Agreement to Cooperate.

     (a) Subject to the terms and conditions of this Agreement and applicable Law, each Party shall use its commercially reasonable efforts to fulfill the conditions precedent to the other’s respective obligations hereunder and to secure all necessary or appropriate waivers, consents, approvals or authorizations of Governmental Authorities (including by pursuing all possible appeals) and third-parties required in order to consummate the transactions contemplated by this Agreement.
     (b) In addition to and without limitation of the foregoing, each of Buyer and Seller undertakes and agrees to (i) file (and each Party agrees to cause any Person that may be deemed to be the ultimate parent entity or otherwise to control such Party to file, if such filing is required by Law) as soon as practicable, and in any event prior to 20 Business Days after the Execution Date, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, (ii) file as soon as practicable, and in any event prior to 20 Business Days after the Execution Date, any form or report required by FERC, (iii) file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, trade or energy regulation matters, and (iv) use commercially reasonable efforts to receive any clearance or approval required by any Governmental Authority or applicable Law, in each case, with respect to the transactions contemplated by this Agreement. Each of Buyer and Seller shall (and shall cause any such parent entity to) (A) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, (B) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned), and (C) bear 50% of the filing fees made with Governmental Authorities in connection with the transactions contemplated hereby. Each Party shall consult and cooperate in the regulatory review process and (I) promptly notify the other Party of any written communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Party or its counsel to review in advance any proposed written communication to any of the foregoing; (II) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat; and (III) subject to applicable Law, furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby. Promptly after the Execution Date, Seller agrees to cause the Companies to petition the NYISO and ConEd to approve the bifurcation of work shown on Schedule 6.02(a)(iii) between November and December of 2005 and March and April of 2006.
     (c) In addition to and without limiting the foregoing, each Party shall avoid or eliminate each and every impediment applicable to such Party under any applicable antitrust, competition, or trade or energy regulation law (including the Federal Power Act, as amended, and the FERC’s regulations thereunder, any applicable New York Laws, and the New York State

Public Service Commission regulations thereunder; the HSR Act; and, if applicable, the Public Utility Holding Company Act of 1935, as amended, and the regulations promulgated thereunder) that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur no later than the Termination Date.
     (d) Seller shall provide reasonable assistance to Buyer in obtaining (i) on or prior to the 30th day prior to Closing, Surveys on the Real Property and (ii) on or prior to the Closing Date, the Title Policies on the Real Property. Seller shall deliver to the Title Insurer such affidavits as may be reasonably necessary to remove the mechanic’s lien and parties in possession exceptions from the Title Policies.
     (e) With regard to water intake and discharge issues at the Facilities, and any related consent orders from Governmental Authorities, to the extent permitted by applicable Law, Seller shall (A) promptly notify Buyer of any material written communication from any Governmental Authority and permit Buyer or its counsel to review in advance any proposed material written communication to any Governmental Authority, (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority unless it consults with Buyer in advance and gives Buyer the opportunity to attend such meetings and discussions, and (C) furnish Buyer with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand.
     Section 6.18 Directors’ and Officers’ Indemnification.
     (a) The indemnification provisions of each Company’s Charter Documents as in effect at the Closing shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers or employees of either Company; provided, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim. From and after the Closing, Buyer shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.18, without limit as to time.
     (b) Buyer shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by an indemnified person in enforcing the indemnity set forth in Section 6.18(a).
     Section 6.19 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement. Furthermore, in the event that after the Closing, Seller or any Non-Company

Affiliate receives any cash or has title to any other asset primarily related to the operations of the Companies (other than Excluded Assets and cash or assets to which Seller is entitled hereunder), Seller shall, and shall cause each such Non-Company Affiliate, to pay such cash or deliver such other asset to the Companies promptly, but in any event within five (5) Business Days, after receipt thereof.
     Section 6.20 Non-Solicitation. For a period of two years from and after the Closing Date, Seller shall not, and shall cause the Non-Company Affiliates not to, directly or indirectly, cause, solicit, induce or encourage any Continuing Employees to leave the employment of the Companies or hire, employ or otherwise engage any such individual (except pursuant to a general solicitation not targeted at such employees).
     Section 6.21 Hedging and Energy Management Services. On the Execution Date, the Companies have entered into that certain Hedging Agreement with Morgan Stanley Capital Group Inc. (the “Hedging Agreement”). On and prior to the Closing Date, Seller shall not, and shall cause the Non-Company Affiliates and the Companies not to, amend, modify, waive or terminate any rights or obligations under the Hedging Agreement or take any action or fail to take any action which could cause the counterparty to such Hedging Agreement to terminate, suspend or accelerate its obligations under the Hedging Agreement (other than in connection with the exercise of the rights of the Non-Company Affiliates and the Companies in the event of a payment default by the counterparty).
     Section 6.22 Subsequent Financials Statements.
     (a) As soon as practicable, (i) but in any event no later than 30 days after the end of each calendar month, beginning with the calendar month end immediately preceding the date of this Agreement, Seller will deliver to Buyer a copy of the consolidated balance sheet, and statement of operations for the Companies, at and for the year to date periods ending on the last day of each such month, (ii) but in any event no later than 45 days after the end of each calendar quarter, beginning with the calendar quarter end immediately preceding the date of this Agreement, Seller will deliver to Buyer a copy of the consolidated balance sheet, and statement of operations for the Companies, at and for the year to date periods ending of the last day of such calendar quarter, and (iii) but in any event no later than 45 days after the end of each calendar quarter, beginning with the calendar quarter ending September 30, Seller will deliver to Buyer a copy of the consolidated cash flow statement for the Companies. The financial statements referred to in this Section 6.22(a) are collectively referred to as the “Subsequent Financial Statements”.
     (b) As soon as practicable, but in any event no later than 45 days prior to the Closing, Seller shall furnish to Buyer the audited consolidated balance sheet of the Companies (after elimination of any Excluded Assets and any liabilities for which Seller and the Non-Company Affiliates are to remain solely responsible by operation of law or this Agreement, in each case to the extent permitted by Regulation S-X) as at December 31, 2004 and December 31, 2003, together with the related audited consolidated statement of income and consolidated statement of cash flows for the twelve-month periods ended December 31, 2004 and December 31, 2003. Not less than 45 days prior to Closing, Seller shall furnish to Buyer the audited consolidated balance sheet of the Companies (after elimination of any Excluded Assets and any liabilities for which

Seller and the Non-Company Affiliates are to remain solely responsible by operation of law or this Agreement, in each case to the extent permitted by Regulation S-X) as at December 31, 2005, together with the related audited consolidated statement of income and consolidated statement of cash flows for the twelve-month period ended December 31, 2005; provided, however, that Seller shall not be required to provide the audited financial statements provided for in this sentence to Buyer before March 31, 2006 if the Closing has occurred on or prior to such date and if the Closing occurs prior to such date, Seller shall only be required to assist Buyer in preparing such financial statement. The financial statements referred to in this Section 6.22(b) (other than the financial statement referred to in the preceding sentence that Seller assists in preparing) are collectively referred to herein as the “Audited Financial Statements”.
     (c) Seller agrees that, when delivered, each of the Subsequent Financial Statements, and Audited Financial Statements will fairly present in accordance with GAAP, the financial condition of the Companies as of the date of presentation and the results of operations for the periods covered thereby, except in the case of the Subsequent Financial Statements for the allocation of corporate support and general and administrative expenses and the allocation of goodwill and its related accounting in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” and except for the absence of footnote disclosure. Seller agrees that it shall execute any management representation letters such that the Audited Financial Statements will be delivered with unqualified opinions (including to the foregoing effect) and shall cause the Audited Financial Statements to be addressed to the Companies. Seller agrees that it shall use its commercially reasonable efforts to cause its independent accountants to provide their written agreement to permit the use of the Audited Financial Statements (i) in connection with rating agency presentations, bank syndication meetings, bank books and offerings of securities by Buyer and/or one or more of the Companies as contemplated by the Commitment Letters, and (ii) subject to such accounting firm’s normal procedures, in other private or public offerings of securities as may be reasonably requested by Buyer and/or one or more of the Companies, together in each case with any comfort letter from Seller’s independent accountants with respect to such financial statements requested by Buyer and/or one or more of the Companies.
     (d) Seller shall, and shall cause the other Non-Company Affiliates to, use its commercially reasonable efforts to cooperate with Buyer in connection with Buyer’s financing for the transactions contemplated hereby and to cause satisfaction of the conditions for receipt of such financing to be satisfied. Without limiting the generality of the foregoing, Seller shall, and shall cause the other Non-Company Affiliates to, provide information to and permit the financing sources and their Representatives access to the Purchased Assets and the business of the Companies, as provided in Section 6.01 hereof, and, upon the reasonable request of Buyer, participate in meetings with prospective investors and participate in meetings with rating agencies and any “road shows”, participate in drafting sessions related to the bank book and offering materials for the debt financing of Buyer and the Companies contemplated for the transactions contemplated hereby, use commercially reasonable efforts to cause the independent accountants that prepared the Audited Financial Statements to participate in drafting sessions related to any offering materials for the debt financing contemplated for the transactions contemplated hereby and make work papers available to Buyer, the agent for the debt financing and their respective Representatives. Out-of-pocket costs incurred by Seller for participation by its external accountants, outside counsel, and other outside advisors and consultants in the transactions contemplated in the immediately foregoing sentence shall be paid by Buyer;

provided that, for the avoidance of doubt, the fees of Seller’s independent accountants for preparation of the Audited Financial Statements shall be borne by Seller.
     Section 6.23 Funding Commitments. Buyer agrees to use reasonable best efforts to obtain the financing specified in the Debt Commitment Letter on terms no less favorable to Buyer than those specified therein or other terms reasonably satisfactory to Buyer, whether with the counterparty to the Debt Commitment Letter or an alternative financing source. Buyer shall use reasonable best efforts to promptly negotiate definitive documentation (“Definitive Financing Documentation”) for the transactions contemplated by the Commitment Letters and to have such Definitive Financing Documentation ready for execution at Closing. Without the prior written approval of Seller, Buyer agrees not to amend in any respect or waive any right with respect to the Commitment Letters that could reasonably be expected to materially delay the consummation of the Closing.
     Section 6.24 Title Defects. No later that 15 days after Buyer has received updated commitments for the issuance of the Title Policies (the “Updated Title Commitments”), Buyer may provide a written notice (“Objection Notice”) to Seller of any Liens, defects or exceptions (other than Permitted Exceptions) that appear on the Updated Title Commitments, but did not appear on the Title Commitments. If no Objection Notice is given to Seller by the time specified in the preceding sentence, then Buyer shall be deemed to have accepted all such defects and exceptions, and all such defects and exceptions shall be deemed to be Permitted Exceptions hereunder. Seller shall have the option to either (i) cure any defect or exception which is the subject of an Objection Notice, within 60 days after receipt of the Objection Notice, or (ii) indemnify Buyer against Losses incurred by Buyer as a result of such defect or exception. At Closing, Seller shall indemnify and hold the Title Company harmless from any exceptions to the Updated Title Commitments created by, through or under Seller or any of its Affiliates during the period between the issuance of the Title Commitments and the issuance of the Updated Title Commitments.
     Section 6.25 Work-Around. If there are any Assigned Contracts that require consent of the counterparty thereto for assignment or that are not by their terms assignable or transferable, Seller shall use commercially reasonable efforts to obtain, or cause to be obtained, on or prior to the Closing, any approvals or consents necessary to convey to assign such Assigned Contracts to the Companies effective as of the Closing. Buyer shall cooperate with Seller in such manner as may be reasonably requested in connection therewith, but Buyer shall not be required to pay any amount to effect such assignment. In the event any consent or approval to an assignment contemplated hereby is not obtained on or prior to the Closing Date, Seller shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained or it shall become reasonably apparent that such consent or approval is not forthcoming, and Seller shall use commercially reasonable efforts, in cooperating with Buyer, to provide Buyer with an appropriate and economically feasible arrangement (a “Work-around”) to provide that the Companies shall receive the Non-Company Affiliate’s interest in and to the benefits under any such Contract; provided, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent (a) Buyer is receiving such interest and benefits and (b) Buyer would have been responsible therefor if such consent or approval had been obtained, in which case such Contract will be treated as an Assumed Contract for all purposes hereunder to the extent of such Work-around.
ARTICLE VII
CONDITIONS TO THE CLOSING
     Section 7.01 Conditions to the Obligations of Each Party. The obligations of the Parties to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:
     (a) (i) no judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall be in effect which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement (each Party agreeing to use its commercially reasonable efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted) and (ii) no material legal proceedings shall have been instituted against either Seller or Buyer, or any of the Purchased Assets, seeking to restrain or prohibit the consummation of the transactions contemplated hereby; provided, that Seller and Buyer shall use their commercially reasonable efforts to have dismissed, settle or otherwise resolve such legal proceedings;
     (b) (i) any waiting period applicable to consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) all Seller Governmental Approvals and Buyer Governmental Approvals shall have been filed, made and obtained, as the case may be, on terms and subject to conditions that would not reasonably be expected to have a Material Adverse Effect; provided, that a Party whose breach of its obligations under this Agreement caused a failure to so file, make or obtain such Seller Governmental Approvals or Buyer Governmental Approvals, as the case may be, shall be deemed to have waived this condition to the extent of such failure; and
     (c) all consents, waivers and approvals listed on Schedule 7.01(c) shall have been obtained.
     Section 7.02 Conditions to the Obligations of Buyer. The obligation of Buyer to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following further conditions, any one or more of which may be waived, in whole or in part, by Buyer:
     (a) Seller shall have performed in all material respects all of its obligations (other than its obligations under the first sentence of Section 6.22(c)) hereunder required to be performed by it at or prior to the Closing Date, including, without limitation, its obligation to make the deliveries contemplated by Section 2.04 hereof;
     (b) the representations and warranties of Seller contained in this Agreement (without regard to “materiality”, “material adverse effect”, Material Adverse Effect or similar qualifiers, without regard to any updates to the Seller’s Disclosure Schedules and without regard to any notice of any breach of any representation or warranty given on or after the Execution Date) shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (c) Each of the conditions to the counterparties’ obligations in the Debt Commitment Letter shall have been satisfied in full (other than conditions relating to (i) funding pursuant to the Equity Commitment Letter or similar undertaking regarding equity funding by Buyer and its Affiliates, (ii) the delivery of documents at the closing by the borrower, the Sponsors (as defined in the Debt Commitment Letter) or their Affiliates pursuant to the financing documents executed in accordance with the Debt Commitment Letter, (iii) costs, fees, expenses and other compensation contemplated by the Debt Commitment Letter or related letters payable by the borrower, the Sponsors (as defined in the Debt Commitment Letter) or their Affiliates to the lead arrangers, other lenders and administrative agents, and (iv) a breach in any material respect by the borrower, the Sponsors (as defined in the Debt Commitment Letter) or their Affiliates under the Debt Commitment Letter or fee letters; provided that the failure to meet a condition under the Debt Commitment Letter would not be covered by this clause (iv) unless there was a corresponding breach that led to the failure of the condition);
     (d) Seller shall have delivered to Buyer not less than 45 days prior to Closing the Audited Financial Statements, and there shall be no changes in the Audited Financial Statements compared to the corresponding unaudited financial statements described in Section 4.04 that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, disregarding any changes solely by virtue of making the adjustments described in the GAAP exceptions in Section 4.04(a) and the eliminations described in Section 6.22(b);
     (e) There shall have been no Material Adverse Effect since each of June 30, 2005 and the Execution Date;
     (f) The Hedging Agreement shall remain in full force and effect and no default shall have arisen under the Hedging Agreement and no right of termination, amendment or modification of the Hedging Agreement shall have arisen; and
     (g) Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller indicating that the conditions provided in Section 7.02(a) and Section 7.02(b) have been satisfied.
     Section 7.03 Conditions to the Obligations of Seller. The obligation of Seller to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following further conditions, any or more of which may be waived, in whole or in part, by Seller:
     (a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;
     (b) the representations and warranties of Buyer contained in this Agreement (i) that are qualified as to “material adverse effect” shall be true and correct in as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) those not so qualified shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as do not and would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyer’s ability to perform its obligations hereunder; and
     (c) Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer indicating that the conditions provided in Section 7.03(a) and Section 7.03(b) have been satisfied.
ARTICLE VIII
TERMINATION
     Section 8.01 Termination. This Agreement may be terminated and the consummation of the transactions contemplated hereby may be abandoned at any time prior to the Closing only under one of the following circumstances:
     (a) by mutual written consent of Seller and Buyer;
     (b) by either Seller or Buyer:
     (i) if the Closing has not occurred on or before one year after the Execution Date (such date, as it may be extended under clause (A) of this paragraph, the “Termination Date”) provided, that (A) each of the Parties shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time not to exceed 90 days if all other conditions to Closing (other than the condition described in the following clause (B)) are satisfied or capable of then being satisfied and the sole reason (other than the condition described in the following clause (B)) that the Closing has not occurred by such date is that the condition set forth in Section 7.01(a) or (b) has not been satisfied due to the failure to obtain the necessary waivers, consents, approvals and authorizations under applicable Laws or a judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall be in effect and Buyer or Seller is still attempting to obtain such necessary waivers, consents, approvals and authorizations under applicable Laws, or is contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals or (y) the entry of any such judgment, injunction, order or decree, in court or through other applicable proceedings; (B) each of the Parties shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time, not to exceed 90 days if all other conditions to Closing (other than the condition described in the preceding clause (A) to the extent applicable) are satisfied or capable of being satisfied and the sole reason (other than the condition described in the preceding clause (A) to the extent applicable) that the Closing has not occurred by such date is that the condition set forth in Section 7.01(a)(ii) has not been satisfied due to the existence of material legal proceedings; and (C) the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Termination Date; or

     (ii) if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable, provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used commercially reasonable efforts to prevent the entry of and to remove such order, decree, ruling or final action;
     (c) by Buyer if there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 7.02(a) or (b) and (y) if curable, cannot be cured prior to the Termination Date or is not cured within 20 days following written notification of such breach or longer period as may be reasonably necessary to cure such breach, but not to exceed 90 days in the aggregate;
     (d) by Seller if there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 7.03(a) or (b) and (y) if curable cannot be cured prior to the Termination Date or is not cured within 20 days following written notification of such breach or longer period as may be reasonably necessary to cure such breach, but not to exceed 90 days in the aggregate; and
     (e) by Seller, on or prior to the tenth (10th) Business Day after the occurrence of a Specified Termination Event.
The Party desiring to terminate this Agreement pursuant to Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other Party.
     Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer prior to the Closing pursuant to the provisions of Section 8.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of Buyer or Seller or their respective officers or directors (except pursuant to Section 6.01(b), Section 6.13, Section 6.16, this Section 8.02, Section 9.03, Section 9.04(a), Section 9.04(b), Section 9.04(d), Section 9.04(f), Section 10.04 and Section 10.05, all of which shall survive the termination); provided, that nothing in this Section 8.02 shall relieve any Party from liability for any willful breach of this Agreement by such Party prior to termination of this Agreement. Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated by Seller pursuant to and in accordance with Section 8.01(e), Buyer shall pay to Seller an aggregate amount of $26,125,000 (the “Break-Up Fee Payment”) and Seller agrees that the Break-Up Fee Payment shall be the sole and exclusive remedy of Seller, its Affiliates, and its and their Representatives against the Buyer, its Affiliates and its their Representatives related to this Agreement and the transactions contemplated hereby in the event of a termination pursuant to Section 8.01(e).

ARTICLE IX
INDEMNIFICATION
     Section 9.01 Survival. All representations, warranties, covenants and agreements contained herein, and the right to commence any Claim with respect thereto, shall terminate upon the first anniversary of the Closing Date, except that (a) the representations and warranties contained in the Excluded Sections, Section 5.01 and Section 5.02 shall survive without limitation as to time, (b) the representations and warranties contained in Section 4.11 and Section 4.12 shall survive until the 18 month anniversary of the Closing Date, (c) the representations and warranties contained in Section 4.09 shall survive until the end of the period of the applicable statute of limitations (taking into account extensions thereof) and (d) the covenants and agreements of the Parties contained herein that by their terms are to be performed on or following the Closing Date (including covenants and agreements in this Article IX, including Section 9.02(a)(iii), Section 9.02(a)(iv), and Section 9.02(a)(v)), shall survive the Closing Date and continue in effect in accordance with their terms; provided, that in the event written notice of any Claim for indemnification under Section 9.02(a)(i), Section 9.02(a)(ii), Section 9.02(b)(i), or Section 9.02(b)(ii) shall have been given in accordance herewith within the applicable survival period setting forth such Claim in reasonable detail (including, to the extent known, a reasonable specification of the legal and factual basis for such Claim and the Loss suffered or incurred), the representations, warranties, covenants and agreements that are the subject of such indemnification Claim shall survive with respect to that Claim until such time as the Claim is fully and finally resolved. Without limiting the generality of the foregoing, in the event that notice of a Third-Party Claim has been asserted by an Indemnified Party prior to the expiration of the applicable survival period and otherwise in accordance with this Agreement, the obligation of the Indemnifying Party to indemnify with respect to any Losses with respect to the matter set forth in such Third-Party Claim was made shall survive notwithstanding termination of the survival period and shall include the obligation to indemnify for Losses with respect to the matter set forth in such Third-Party Claim was made that were suffered both before and after expiration of the applicable survival period and that are otherwise indemnifiable under this Agreement.
     Section 9.02 Indemnification.
     (a) Subject to the provisions of this Article IX, from and after the Closing, Seller shall indemnify and hold the Buyer Indemnified Group harmless from and against any and all Losses, whether arising out of contract, tort, strict liability, other Law or otherwise, incurred or suffered by any of them to the extent arising out of or resulting from:
     (i) any breach as of the Execution Date and/or Closing Date of a representation or warranty made by Seller herein or in any certificate delivered pursuant to this Agreement;
     (ii) any breach of any covenant or agreement of Seller herein (other than its obligations under the first sentence of Section 6.22(c) to the extent relating to the Subsequent Financial Statements);

     (iii) the business or operations of any current, former or future Non-Company Affiliate (including the Seller and the Guarantor), whenever and wherever conducted (other than to the extent directly attributable to the business of the Companies conducted at the Facilities);
     (iv) the Excluded Assets;
     (v) the Seller Environmental Liabilities; and
     (vi) if the certificate of insurance described in Section 2.04(h) is not delivered at or prior to the Closing for the Cleanup Cost Cap insurance policy issued by C&I Commerce and Industry Insurance Company, claims that would be recoverable by Buyer under such policy if Buyer were a named insured under such policy.
     Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for any Losses with respect to the matters set forth in Section 9.02(a)(i) (other than Losses arising out of or resulting from a breach of any of the representations and warranties made in the Excluded Sections) or Section 9.02(a)(ii) unless (x) a Claim is timely asserted during the survival period specified in Section 9.01, (y) the Loss with respect to the particular act, circumstance, development, event, fact, occurrence or omission exceeds $100,000 (aggregating all Losses arising from substantially identical facts) and (z) the aggregate of all Losses under Section 9.02(a)(i) and Section 9.02(a)(ii) exceeds, on a cumulative basis, 1.5% of the Final Purchase Price (and then only to the extent of such excess); provided, that for purposes of determining whether such deductible has been attained, all qualifications as to “material,” “materiality,” “Material Adverse Effect” or similar exception or qualifier contained in a representation shall be disregarded. Notwithstanding anything to the contrary in this Agreement, (A) the aggregate liability of Seller to the Buyer Indemnified Group arising under or related to the matters set forth in Section 9.02(a)(i) (other than Losses arising out of or relating to a breach of the Excluded Sections) and Section 9.02(a)(ii) (to the extent arising out or relating to a breach of the Included Covenants), whether based in contract, tort, strict liability, other Law or otherwise, shall not exceed 50% of the Final Purchase Price, (B) Seller shall have no liability to the Buyer Indemnified Group arising under or relating to this Agreement to the extent the Buyer Indemnified Group has recovered the applicable Losses from Guarantor, and (C) the limitations on indemnification set forth in this paragraph shall not apply to the matters set forth in Section 9.02(a)(i) to the extent relating to the representations and warranties made in the Excluded Sections, the matters set forth in Section 9.02(a)(ii) (except solely to the extent relating to an Included Covenant), or the matters set forth in Section 9.02(a)(iii), Section 9.02(a)(iv), Section 9.02(a)(v) or Section 9.02(a)(vi). Notwithstanding anything herein to the contrary, the aggregate liability of Seller to the Buyer Indemnified Group arising under or related to all matters set forth in this Agreement (including those otherwise subject to clause (A) foregoing), whether based in contract, tort, strict liability, other Law or otherwise, shall not exceed 100% of the Final Purchase Price. Notwithstanding anything herein to the contrary, Seller’s indemnification obligation under Section 9.02(a)(vi) shall terminate upon the earlier to occur of (i) the delivery of the certificate of insurance for such policy described in Section 2.04(h) and Buyer and the Companies being effectively named as the named insureds under such policy and (ii) the expiration of the term of such policy.

     (b) Subject to the provisions of this Article IX, from and after the Closing, Buyer hereby agrees to indemnify and hold the Seller Indemnified Group harmless from and against any and all Losses, whether arising out of contract, tort, strict liability, other Law or otherwise, actually incurred by any of them to the extent arising out of or resulting from:
     (i) any breach as of the Execution Date or the Closing Date of a representation or warranty made by Buyer herein;
     (ii) any breach of any covenant or agreement of Buyer herein;
     (iii) the status of any of the Non-Company Affiliates as former partners of Astoria LP, whether attributable to the ownership or operation of the Purchased Assets and the Companies before or after the Closing Date, regardless of when the applicable Claims are asserted;
     (iv) any of the matters listed on Schedule 4.06 (other than such matters which are also listed on Schedule 6.06), whether attributable to the ownership or operation of the Purchased Assets and the Companies before or after the Closing Date, regardless of when the applicable Claims are asserted;
     (v) except to the extent arising out of resulting from (A) a breach by Seller of the representations and warranties set forth in Section 4.12, (B) the Seller Environmental Liabilities or (C) indemnification claims recoverable pursuant to Section 9.02(a)(vi), Environmental Laws or any environmental conditions to the extent relating to the Purchased Assets or the Companies, whether attributable to the ownership or operation of the Purchased Assets and the Companies before or after the Closing Date, regardless of when the applicable Claims are asserted;
     (vi) except to the extent attributable to breaches of such Contracts by the Seller Indemnified Group before the Closing, any of the Assigned Contracts or the Iroquois Contract, whether attributable to the ownership or operation of the Purchased Assets and the Companies before or after the Closing Date, regardless of when the applicable Claims are asserted; and
     (vii) in the event the Gunderboom Contract is not assigned to Buyer, any breach by Astoria LP of the Gunderboom Contract, attributable to the ownership or operation of the Purchased Assets and the Companies after the Closing Date, regardless of when the applicable Claims are asserted.
     Notwithstanding anything to the contrary in this Agreement, Buyer shall not be liable (A) for any Losses with respect to the matters set forth in Section 9.02(b)(i) or Section 9.02(b)(ii) unless a Claim is timely asserted during the survival period specified in Section 9.01 and (B) to the extent that the Losses for which the Seller Indemnified Party is seeking indemnification is a matter for which Seller has agreed to be responsible pursuant to this Agreement or for which a Buyer Indemnified Party is entitled to indemnification under this Agreement.
     (c) THE PARTIES INTEND AND AGREE THAT THE INDEMNITY OBLIGATIONS SET FORTH IN THIS SECTION 9.02 ARE INTENDED TO AND

SHALL EXTEND TO AND COVER ANY AND ALL LOSSES RESULTING FROM OR CAUSED IN WHOLE OR IN PART BY ANY ACTIVE, PASSIVE, AFFIRMATIVE, SOLE, CONCURRENT OR OTHER NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, REGARDLESS OF WHETHER SUCH LOSSES RESULT FROM OR ARE CAUSED IN WHOLE OR IN PART BY ANY ALLEGED OR ACTUAL NEGLIGENCE OR OTHER FAULT OF, (I) ANY OF BUYER INDEMNIFIED PARTIES WITH RESPECT TO SECTION 9.02(a), AND (II) ANY OF THE SELLER INDEMNIFIED PARTIES WITH RESPECT TO SECTION 9.02(b).
     Section 9.03 Waiver of Other Representations.
     (a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NO PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY INTERESTS, THE COMPANIES OR ANY OF THE PURCHASED ASSETS, OR ANY PART THEREOF, EXCEPT THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (I) SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.12, (II) SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANIES OR THE PURCHASED ASSETS, AND (III) SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO INFORMATION PROVIDED TO BUYER IN RESPONSE TO QUESTIONS PRESENTED BY BUYER OR OTHER INFORMATION PROVIDED TO BUYER RELATING TO THE COMPANIES OR THE PURCHASED ASSETS; PROVIDED, THAT THIS SENTENCE SHALL NOT LIMIT THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS (INCLUDING INDEMNITIES) CONTAINED IN THIS AGREEMENT.
     (b) EXCEPT FOR THOSE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS (INCLUDING INDEMNITIES) CONTAINED IN THIS AGREEMENT, SELLER’S INTERESTS IN THE COMPANIES ARE BEING TRANSFERRED THROUGH THE SALE OF THE COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANIES AND THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES AND THE PURCHASED ASSETS.
     (c) BUYER ACKNOWLEDGES THAT IT HAS INVESTIGATED TO ITS SATISFACTION, THE CONDITION AND SUITABILITY OF THE PURCHASED ASSETS AND ALL MATTERS AFFECTING THE VALUE OR DESIRABILITY OF

THE PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO, THE OPERATIONAL ASPECTS OF SUCH PURCHASED ASSETS, POTENTIAL ENVIRONMENTAL HAZARDS ARISING FROM THE PRESENCE ON OR ABOUT THE PROPERTY OF HAZARDOUS SUBSTANCES, INCLUDING ASBESTOS, FORMALDEHYDE, RADON GAS, LEAD-BASED PAINT, OTHER LEAD CONTAMINATION, FUEL OR CHEMICAL STORAGE TANKS, CAVERNS, PIPELINES, ELECTROMAGNETIC FIELDS, PHOSPHO-GYPSUM OR POLYCHLORINATED BIPHENYLS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER SELLER, NOR ITS AFFILIATES MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE PHYSICAL CONDITION OF THE PURCHASED ASSETS, THE USES OF THE PURCHASED ASSETS OR ANY LIMITATIONS THEREON, THE INCOME TO BE DERIVED THEREFROM, THE COSTS OF OPERATION, COMPLIANCE WITH LAW, AND/OR ANY REQUIREMENTS FOR ALTERATIONS OR IMPROVEMENTS TO COMPLY WITH LAW, INCLUDING ANY REPRESENTATIONS OR WARRANTIES PERTAINING TO ZONING, ENVIRONMENTAL OR OTHER LAW; THE UTILITIES, PIPELINES OR OTHER PHYSICAL EQUIPMENT AND FIXTURES ON THE PROPERTY, OR ANY OTHER ASPECT OF THE ECONOMIC OPERATIONS ON THE PROPERTY; THE CONDITIONS OF THE SOILS, WATER OR GROUNDWATER OF, OR IN THE VICINITY OF, THE PROPERTY; THE PRESENCE OR ABSENCE OF ELECTROMAGNETIC FIELDS, TOXIC MATERIALS OR HAZARDOUS SUBSTANCES ON OR UNDER THE PROPERTY OR IN THE VICINITY OF SUCH PROPERTY; OR ANY OTHER MATTER BEARING ON THE USE, VALUE OR CONDITION OF THE PURCHASED ASSETS. NOTHING IN THIS SECTION 9.03(C) SHALL BE CONSTRUED TO LIMIT, EITHER DIRECTLY OR INDIRECTLY, ANY CLAIM BY A MEMBER OF THE BUYER INDEMNIFIED GROUP FOR BREACH OF, OR INDEMNIFICATION UNDER, THIS AGREEMENT.
     Section 9.04 Waiver of Remedies; Certain Limitations. Notwithstanding anything in this Agreement to the contrary:
     (a) the Parties hereby agree that, except for actual fraud, neither Party shall have any liability, and neither Party shall make any Claim, for any Loss or other matter, under, relating to or arising out of this Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, whether arising out of contract, tort, strict liability, other Law or otherwise, except as expressly set forth in Section 6.01(b), Section 6.10(f), Section 8.01, Section 8.02, Section 10.05 and this Article IX. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity; provided that in no event shall this specific performance provision be construed to require Buyer to accept debt financing on terms less favorable to Buyer than those specified in the Debt Commitment Letter or other terms reasonably satisfactory to Buyer or to require acceptance by Buyer or its Affiliates of more equity financing than specified in the Equity Commitment Letter;

     (b) NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT SUCH DAMAGES THAT ARE PAYABLE TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH ANY PERSON IS SEEKING INDEMNIFICATION HEREUNDER;
     (c) in calculating any amount of Losses recoverable pursuant to Section 9.02(a) or Section 9.02(b), the amount of such Losses shall be reduced by (i) any insurance proceeds actually received relating to such Loss, net of any related deductible and any expenses to obtain such proceeds, (ii) any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment and (iii) the amount of any net Tax benefit resulting from the incurrence or payment of such Losses. The Parties agree to treat any indemnification payment pursuant to this Article IX as an adjustment to the Final Purchase Price for all Tax purposes unless otherwise required by applicable Law;
     (d) no Representative or Affiliate of Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement and no Representative or Affiliate of Buyer shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement;
     (e) no Person shall be entitled to indemnification under this Article IX if, the party from whom indemnification is sought can demonstrate that on the Closing Date, such Person seeking indemnification had Knowledge of the breach of representation, warranty, covenant or agreement with respect to which such Person is seeking indemnification under this Article IX; provided, if such Person seeking indemnification is informed by the other Party or its Representatives after the Execution Date of such other Party’s breach that existed on the Execution Date, the informed Person and its Affiliates shall not be precluded as a result of this Section 9.04(e) from seeking indemnification under this Article IX for breach as of the Execution Date. Buyer shall promptly notify Seller of any breach of any representation, warranty, covenant or agreement of Seller or Buyer made hereunder of which Buyer has Knowledge;
     (f) each Party shall have a duty to use commercially reasonable efforts to mitigate any Loss suffered by such Party in connection with this Agreement in accordance with, and to the extent required under, applicable Law; provided, that the failure of a Party to mitigate any Losses shall not relieve an indemnifying Party of its indemnification obligations hereunder with respect to such Losses except to the extent such indemnifying Party shall have been prejudiced by such failure;
     (g) Seller shall have no liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the reasonable cost of repair or replacement;
     (h) except for its contractual rights under this Agreement, and except for claims for actual fraud, Buyer hereby releases, waives and discharges forever Seller and the Non-Company Affiliates from all present and future Claims and from all Losses, present and future, that are or may be attributable to the matters described in Section 9.02(b), including cost recovery or contribution actions pursuant to Environmental Law;
     (i) Seller shall have no liability for any Losses for any particular matter for which a claim for indemnification has been asserted to the extent the Losses with respect to such matter are included as a liability in the computation of Closing Date Working Capital Amount and such Losses exceed the liability for such matter included in the June 30 Balance Sheets; and
     (j) Effective as of the Closing Date, Seller, on behalf of itself and each Non-Company Affiliate, hereby waives, releases and discharges the Companies and each of their Affiliates from any and all Losses of any kind or nature whatsoever (including, without limitation, in respect of rights of contribution and indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at law or equity, and Seller shall not seek to recover any amounts in connection therewith or thereunder from Buyer, the Companies or any of their respective Affiliates; provided, however, such waiver shall not in any manner restrict, limit, extinguish or otherwise adversely affect Seller’s rights under this Agreement or the rights of Seller to be paid the RES Payable to the extent accrued as current liability in the computation of Closing Date Working Capital Amount. Without limiting the generality of the foregoing, Seller acknowledges and agrees that upon and after the Closing, neither of the Companies shall have any liability or obligation to indemnify, hold harmless or otherwise pay, reimburse or make Seller or any Non-Company Affiliate whole for or on account of any indemnification claim by a member of the Buyer Indemnified Group for any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement and neither Seller nor any Non-Company Affiliate shall have any right of indemnification, contribution or subrogation against the Companies or Buyer. Seller shall indemnify and hold each member of the Buyer Indemnified Group harmless for any Losses suffered by any member of the Buyer Indemnified Group as a result of any Non-Company Affiliate making a claim or defense released by Seller hereunder.
     Section 9.05 Procedures for Indemnification.
     (a) Whenever a Claim shall arise for indemnification resulting from or in connection with a Claim by a third party (a “Third-Party Claim”) (other than under Section 9.02(b)(iv)), the Person entitled to indemnification (the “Indemnified Party”) shall promptly notify the Party from which indemnification is sought (the “Indemnifying Party”) of such Claim and, when known, the facts constituting the basis of such Claim; provided, that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been materially prejudiced by such failure. Following receipt of notice of any such Third-Party Claim, and unless (i) the assumption of such defense by the Indemnifying Party would be inappropriate due to a conflict of interest, (ii) such Third-Party Claim (or the facts or allegations related to such Third-Party Claim) involves criminal allegations or seeks equitable or injunctive relief, (iii) the Indemnifying Party does not have the resources to satisfy such Third-Party Claim or (iv) such Third-Party Claim, if adversely determined, could reasonably be expected to materially adversely affect the business or reputation of the Indemnified Party or its Affiliates, the Indemnifying Party shall have the option, at its cost and expense, to assume the defense of such Third-Party Claim and to retain counsel (not reasonably objected to by the Indemnified Party) to defend any such claim or legal proceeding, and the Indemnifying Party shall not be liable to the Indemnified Party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such Claim, other than reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. The Indemnified Party shall have the option of joining the defense of such Claim (which shall be at the sole cost and expense of the Indemnified Party) with counsel not reasonably objected to by the Indemnifying Party and counsel for each party shall, to the extent consistent with such counsel’s professional responsibilities, cooperate with the other party and any counsel designated by that party. In effecting the settlement or compromise of, or consenting to the entry of any judgment with respect to, any such Third-Party Claim with respect to which the Indemnifying Party has assumed the defense in accordance with this Section 9.05(a), the Indemnifying Party, or the Indemnified Party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement or compromise or consent to the entry of any judgment as the other party shall consent, such consent not to be unreasonably withheld, conditioned or delayed. An Indemnifying Party shall not be liable for any settlement, compromise or judgment not made in accordance with the preceding sentence.
     (b) Buyer shall promptly and diligently defend, prosecute or settle the matters described in Section 9.02(b)(iv) (including the defense of any members of the Seller Indemnified Group that are defendants or respondents with respect to such matters). If Buyer’s counsel shall have advised Buyer in writing, in which case Buyer shall deliver a copy to the Indemnified Party, or if the Indemnified Party reasonably believes, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel, the Indemnified Party may retain its own counsel with respect to such defense and Buyer shall pay the reasonable attorneys’ fees and expenses of counsel for such Indemnified Party. Buyer shall obtain the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, before entering into or making (or allowing the Companies to enter into or make) any settlement or compromise of the matters described in Section 9.02(b)(iv) if (i) such settlement or compromise does not include a full release of the Indemnified Party, (ii) such settlement or compromise includes any non-monetary remedy binding on the Indemnified Party or (iii) the Indemnified Party reasonably believes that Buyer will not have the ability to satisfy fully its obligations pursuant to Section 9.02(b)(iv) at the time of such settlement or compromise.
     (c) After the Closing Date, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Companies to grant to Seller (or its designees), access at all reasonable times to all of the information, books and records relating to the Companies in its possession, and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Third-Party Claims; provided that no such party shall be entitled to make available any information, books or records, the disclosure of which would cause a waiver of any applicable privilege or breach of an obligation of confidentiality to a third-party and either party may make access to such information, books and records conditioned upon execution and delivery of a confidentiality agreement reasonably satisfactory to the party requesting disclosure. Further, after the Closing, Buyer shall cause the Companies to grant to Seller (or its designees) the access and right to take extracts and make copies described in the preceding sentence for such other purposes as may be reasonably requested by Seller.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally to, or mailed by registered or certified mail (return receipt requested) if and when received by, or sent via facsimile if and when received by, the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
          If to Seller, to:
          Orion Power Holdings, Inc.
          1000 Main Street, 12th Floor
          Houston, Texas 77002
          Attention: General Counsel
          Facsimile: 713-537-7465
          If to Buyer, to:
          c/o Madison Dearborn Capital Partners IV, L.P.
          Three First National Plaza
          70 W. Madison
          Suite 3800
          Chicago, IL 60602
          Attention: Thomas S. Souleles and Patrick C. Eilers
          Facsimile: 312-895-1001
          And
          US Power Generating Co., LLC
          400 Madison Avenue
          New York, NY 10017
          Attention: Jacob Worenklein
          Facsimile: 212-223-8295
          And
          Kirkland & Ellis LLP

          655 15th Street, N.W.
          Washington, D.C. 20005
          Attention: Mitchell F. Hertz
          Facsimile: 202-879-5200
     Section 10.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 10.03 Assignment. This Agreement (including the documents and instruments referred to herein) shall not be assigned, except that Buyer may (i) assign its rights and obligations under this Agreement in whole or in part to any one or more direct or indirect Affiliates of Buyer, (ii) assign its rights in whole or in part to its financing sources as collateral security, but no such assignment pursuant to (i) or (ii) shall relieve Buyer of its obligations hereunder, and (iii) assign all of its rights and obligations pursuant to Section 6.05(d). Without limiting the generality of the foregoing, Buyer may, effective as of the Closing, but without relieving Buyer of its obligations hereunder, designate the Companies to assume, perform and/or pay any of its liabilities and obligations required to be assumed, paid or performed by Buyer hereunder at or after the Closing and any performance or payment by either of the Companies shall be deemed to satisfy any performance or payment obligations of Buyer hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 10.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
     Section 10.05 Arbitration.
     (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ANY DISPUTE OR NEED OF INTERPRETATION ARISING OUT OF THIS AGREEMENT SHALL BE SETTLED BY BINDING ARBITRATION IN ACCORDANCE WITH THE THEN CURRENT CENTER FOR PUBLIC RESOURCES RULES FOR NON-ADMINISTERED ARBITRATION IN EFFECT ON THE DATE OF THIS AGREEMENT (“CPR RULES”) BY THREE ARBITRATORS WHO HAVE NOT PREVIOUSLY BEEN EMPLOYED BY EITHER PARTY, AND WHO DO NOT HAVE A DIRECT OR INDIRECT INTEREST IN EITHER PARTY OR THE SUBJECT MATTER OF THE ARBITRATION. EACH PARTY SHALL SELECT ONE ARBITRATOR AND THE CENTER FOR PUBLIC RESOURCES SHALL SELECT ONE ARBITRATOR, ALL IN ACCORDANCE WITH THE “SCREENED” APPOINTMENT PROCEDURES SET FORTH IN THE CPR RULES. UNLESS BOTH PARTIES AGREE OTHERWISE, ALL ARBITRATORS SHALL BE SELECTED FROM THE CPR NATIONAL PANEL OF DISTINGUISHED NEUTRALS. EITHER PARTY MAY INITIATE ARBITRATION BY WRITTEN DEMAND TO THE OTHER PARTY AND THE ARBITRATION SHALL BE CONDUCTED ACCORDING TO THE FOLLOWING: (i) EACH PARTY SHALL DIVIDE EQUALLY THE COST OF THE ARBITRATORS AND THE HEARING AND EACH PARTY SHALL BE RESPONSIBLE FOR ITS OWN EXPENSES

AND THOSE OF ITS COUNSEL AND REPRESENTATIVES; (ii) EVIDENCE CONCERNING THE FINANCIAL POSITION OF THE PARTIES, ANY OFFER MADE OR THE DETAILS OF ANY NEGOTIATION PRIOR TO ARBITRATION AND THE COST TO THE PARTIES OF THEIR REPRESENTATIVES AND COUNSEL SHALL NOT BE PERMISSIBLE; (iii) THE ARBITRATION SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW RULES, AND BY THE FEDERAL ARBITRATION ACT, 9 U.S.C. 1-16 TO THE EXCLUSION OF STATE LAWS INCONSISTENT THEREWITH, AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED BY ANY COURT HAVING JURISDICTION THEREOF; (iv) UNLESS THE PARTIES OTHERWISE AGREE, THE ARBITRATION HEARING SHALL TAKE PLACE IN NEW YORK, NEW YORK, OR AT SOME OTHER MUTUALLY AGREEABLE LOCATION AND THE HEARING SHALL TAKE PLACE WITHIN FOUR (4) MONTHS FROM THE DATE OF DEMAND FOR ARBITRATION; (v) THE PARTIES SHALL BE PERMITTED TO ENGAGE IN DOCUMENT AND DEPOSITION DISCOVERY, THE EXTENT OF WHICH SHALL BE DETERMINED BY THE ARBITRATORS; (vi) THE PARTIES EXPRESSLY AGREE THAT THE ARBITRATORS SHALL REACH A DECISION IN COMPLIANCE WITH APPLICABLE LAW AND THIS AGREEMENT SHALL CONFER NO POWER OR AUTHORITY UPON THE ARBITRATORS TO RENDER ANY JUDGMENT OR AWARD THAT IS ERRONEOUS IN ITS APPLICATION OF SUBSTANTIVE LAW AND EXPRESSLY AGREE THAT NO SUCH ERRONEOUS JUDGMENT OR AWARD SHALL BE ELIGIBLE FOR CONFIRMATION; (vii) THE ARBITRATORS SHALL HAVE THE AUTHORITY TO DISPOSE OF A MATTER IN SUMMARY FASHION, AND TO GRANT INJUNCTIVE OR DECLARATORY RELIEF; (viii) THE ARBITRATORS SHALL SET FORTH IN WRITING AT THE TIME THEY RENDER THEIR AWARD, THE DETAILED FINDINGS OF FACT AND CONCLUSIONS OF LAW UPON WHICH THEIR AWARD IS BASED; (ix) UNLESS THE PARTIES OTHERWISE AGREE, THE ARBITRATION HEARINGS SHALL BE CONTINUOUS SUBJECT TO WEEKENDS, HOLIDAYS, OR OTHER DAYS TO BE MUTUALLY AGREED AND THE TOTAL DAYS OF HEARING SHALL NOT EXCEED TEN (10) HEARING DAYS PER PARTY; (x) THE ARBITRATORS ARE NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES, AND EACH PARTY EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES UNLESS A STATUTE REQUIRES THAT COMPENSATORY DAMAGES BE INCREASED IN A SPECIFIED MANNER; (xi) THE ARBITRATORS SHALL COMPILE A RECORD OF ALL PROCEEDINGS THAT INCLUDES ALL HEARINGS AND ALL EVIDENCE (INCLUDING, WITHOUT LIMITATION, EXHIBITS, DEPOSITION TRANSCRIPTS, AND AFFIDAVITS ADMITTED INTO EVIDENCE) IN THE ARBITRATION PROCEEDING FROM WHICH THE APPEAL IS TAKEN; AND (xii) THE ARBITRATORS SHALL RENDER THEIR AWARD NO LATER THAN THIRTY (30) DAYS AFTER THE CONCLUSION OF THE HEARINGS. THE SUBMISSION OF POST-HEARING LEGAL BRIEFS SHALL BE SUBJECT TO THE DISCRETION OF THE ARBITRATORS, BUT IN NO EVENT SHALL THE BRIEFS DELAY THE ARBITRATORS’ DECISION IN THIS MATTER. AN APPEAL MAY BE TAKEN UNDER THE CPR ARBITRATION APPEAL PROCEDURE FROM ANY FINAL AWARD OF AN ARBITRAL PANEL IN ANY ARBITRATION ARISING OUT OF OR RELATED TO THIS AGREEMENT THAT IS CONDUCTED IN ACCORDANCE WITH THE

REQUIREMENTS OF SUCH APPEAL PROCEDURE. THE STANDARD OF REVIEW TO BE APPLIED TO THE ARBITRATORS’ FINDING OF FACT AND CONCLUSIONS OF LAW SHALL BE THE SAME AS THAT APPLIED BY AN APPELLATE COURT REVIEWING A DECISION OF A TRIAL COURT SITTING WITHOUT A JURY. UNLESS OTHERWISE AGREED BY THE PARTIES AND THE APPEAL TRIBUNAL, THE APPEAL SHALL BE CONDUCTED AT THE PLACE OF THE ORIGINAL ARBITRATION. EXCEPT AS SET FORTH IN ARTICLE II AND EXCEPT FOR CLAIMS FOR INJUNCTIVE OR OTHER EQUITABLE RELIEF, THE PROCEDURES SPECIFIED IN THIS SECTION 10.05 SHALL BE THE SOLE AND EXCLUSIVE PROCEDURES FOR THE RESOLUTION OF DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT A PARTY MAY FILE A COMPLAINT TO SEEK A PRELIMINARY INJUNCTION OR OTHER PROVISIONAL JUDICIAL RELIEF, IF IN ITS SOLE JUDGMENT SUCH ACTION IS NECESSARY TO PRESERVE THE STATUS QUO PENDING APPOINTMENT OF AN ARBITRATOR. DESPITE SUCH ACTION, THE PARTIES WILL CONTINUE TO PARTICIPATE IN GOOD FAITH IN THE PROCEDURES SPECIFIED IN THIS SECTION 10.05. THE PARTIES AGREE THIS CONSTITUTES A CONSPICUOUS LEGEND.
     (b) WITH RESPECT TO ANY ACTION PERMITTED BY THIS SECTION 10.05, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK, NEW YORK.
     Section 10.06 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile and/or electronic transmission, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     Section 10.07 Amendments; Extensions.
     (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
     (b) At any time a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the covenants or agreements of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 10.08 Entire Agreement. This Agreement, the Confidentiality Agreement and the other agreements contemplated hereby constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except as expressly provided otherwise in Section 6.01(b), Section 6.05, Section 6.10(d), Section 6.18 and Article IX.
     Section 10.09 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy (including any term or provision of Section 10.05), then such term or provision shall be severed from the remaining terms and provisions of this Agreement (including the remaining terms and provisions of Section 10.05), and such remaining terms and provisions shall nevertheless remain in full force and effect.
     Section 10.10 Guarantor Guaranty.
     (a) Guarantor is a party to this Agreement solely for the purposes of this Section 10.10. In consideration of the transactions contemplated by this Agreement, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby unconditionally and irrevocably (i) guarantees payment and performance by Seller of the obligations of Seller under this Agreement, subject to any defenses of Seller, but without any obligation by any Buyer Indemnified Party to bring a claim against Seller before or at the same time as proceeding against Guarantor and (ii) indemnifies each Buyer Indemnified Party for any Loss arising from any breach of any representation, warranty, covenant or agreement of Guarantor made hereunder. Guarantor hereby waives any and all rights of indemnification, contribution and subrogation against Buyer and the Companies with respect to any and all Claims. In no event shall the aggregate liability of Guarantor arising under or related to this Agreement and the transactions contemplated hereby, whether based in contract, tort, strict liability, other Law or otherwise, exceed 100% of the Final Purchase Price. Capitalized terms used in this Section 10.10 shall have the meanings given to them in Appendix I to this Agreement. The provisions of Section 9.04(b) and the remaining Sections of this Article X are incorporated in this Section 10.10, mutatis mutandis, except that notices and other communications hereunder to Guarantor shall be delivered to:
     Reliant Energy, Inc.
     1000 Main Street, 12th Floor
     Houston, Texas 77002
     Attention: General Counsel
     Facsimile: (713) 537-7465
     (b) As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Guarantor hereby represents and warrants to Buyer that (i) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware has full corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance by Guarantor of this Agreement have been duly authorized by all requisite corporate action on the part of Guarantor, (iii) this Agreement has been duly executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to creditors’ rights generally, and general equitable principles, (iv) the execution, delivery and performance by Guarantor of this Agreement and the consummation of the transactions contemplated hereby does not and will not (A) violate the Charter Documents of Guarantor; (B) violate any Law applicable to Guarantor, or any order of any Governmental Authority having jurisdiction over Guarantor, or (C) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any Contract by which Guarantor or any of its assets is bound, and (v) no registration or filing with, or consent or approval of or other action by, any Governmental Authority or any other Person is or will be necessary for the valid execution, delivery and performance by Guarantor of its obligations under this Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORION POWER HOLDINGS, INC.

By:	/s/ David S. Frey Singer

	Name:	David S. Frey Singer

	Title:	President

RELIANT ENERGY, INC.

By:	/s/ Mark M. Jacobs

	Name:	Mark M. Jacobs

	Title:	EVP & CFO

ASTORIA GENERATING COMPANY ACQUISITIONS, L.L.C.

By:	/s/ Jacob Worenklein

Name:
Title:

SIGNATURE PAGE PURCHASE AND SALE AGREEMENT

APPENDIX I
SECTION 1 — CONSTRUCTION
     (a) All Article, Section, Subsection, Schedules and Exhibit references used in this Agreement are to Articles, Sections, Subsections, Schedules and Exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
     (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “includes without limitation” or “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. Dollars.
     (c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
     (d) Seller may, at its option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material or would cause a Material Adverse Effect, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Schedules shall constitute a disclosure for all purposes of the Section for which such disclosure was made and each other section for which such disclosure is readily apparent. Seller may, at any time on or prior to the fifth Business Day prior to Closing, amend the Seller’s Disclosure Schedules (to the extent qualifying Article III and Article IV of this Agreement) after the Execution Date with respect to matters of which Seller had no Knowledge at the Execution Date, and the representations and warranties shall be deemed to incorporate such amendments for purposes of determining whether a breach of such representations or warranties existed at the Closing Date; provided that no such update to the Seller’s Disclosure Schedules shall be taken into account in determining satisfaction of the conditions specified in Section 7.02(b) and no such update shall be taken into account in determining whether a breach of such representations and warranties existed as of the Execution Date. For the avoidance of doubt, the reference to Seller’s Disclosure Schedule in the prefatory paragraph to each of Article III and Article IV shall not, for purposes of the representations and warranties made in Article III and Article IV as of the Execution Date, include updates to the Seller’s Disclosure Schedules made after the Execution Date.
     (e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
     (f) Each provision of this Agreement is to be given independent significance. No application of the adjustments to Base Purchase Price pursuant to the provisions of Article II of this Agreement shall preclude, restrict or otherwise adversely affect any of the parties’ respective rights to indemnification under this Agreement, including as may arise from a claim for breach of express representation or warranty under this Agreement.

SECTION 2 — DEFINITIONS
     “1933 Act” has the meaning set forth in Section 5.07.
     “Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership, trust or limited liability company, shall include direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company or of the beneficial interest in a trust.
     “Affiliate Employee” has the meaning set forth in Section 6.14(c).
     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.
     “Assigned Contracts” has the meaning set forth in Section 2.04(c).
     “Assignment and Assumption Agreement” has the meaning set forth in Section 2.04(c).
     “Astoria Generating Facility” means the natural gas/fuel oil-fired electric generating facility located at 18-01 20th Ave Gate (Q135), Astoria, New York 11105.
     “Astoria LP” has the meaning set forth in the recitals to this Agreement.
     “Audited Financial Statements” has the meaning set forth in Section 6.22(b).
     “Base Purchase Price” has the meaning set forth in Section 2.02(a).
     “Base Purchase Price Allocation” has the meaning set forth in Section 2.07.
     “Benefit Plan” means: (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, and any other material employee benefit plan, program, agreement or arrangement of any kind (including, without limitation, any employment, consulting, retention, change in control or severance plan, policy, arrangement or agreement); provided, that such term shall not include (1) routine employment policies and procedures, including wage, vacation, holiday, and sick or other leave policies, (2) workers compensation insurance, and (3) directors and officers liability insurance.
     “Benefits Committee” has the meaning set forth in Section 6.14(k).

     “Break-Up Fee Payment” has the meaning set forth in Section 8.02.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York and the State of Texas are authorized or obligated to close.
     “Buyer” has the meaning set forth in the introductory paragraph to this Agreement.
     “Buyer Governmental Approvals” has the meaning set forth in Section 5.03(c).
     “Buyer Indemnified Group” means Buyer, the Companies and Buyer’s Affiliates and their respective officers, directors, employees and agents.
     “Buyer Savings Plan” has the meaning set forth in Section 6.14(g).
     “Capital Expenditures” means expenditures for capital additions to or replacements of property, plant and equipment included in the Purchased Assets and other expenditures or repairs on property, plant and equipment included in the Purchased Assets that would be capitalized by the Companies in accordance with their normal capitalization policies.
     “Change of Law” means the adoption, implementation, promulgation, or repeal of any Law of or by any Governmental Authority which occurs subsequent to the Execution Date.
     “Charter Documents” means with respect to any Person, the articles of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and/or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.
     “Claim” means any demand, claim, suit, charge, complaint, grievance, action, investigation, legal proceeding (whether at law or in equity) or arbitration.
     “Closing” has the meaning set forth in Section 2.03.
     “Closing Date” means the date on which Closing occurs.
     “Closing Date Working Capital Amount” means the current assets of the Companies minus the current liabilities of the Companies determined as of 11:59 p.m. on the Closing Date as determined in accordance with GAAP using the same methodology as was used in preparing the June 30 Balance Sheets; provided that (i) current assets shall not include and current liabilities shall not be reduced by (A) any Income Tax assets and (B) any asset related to the sale, lease or other disposition of long-term asset of the Companies, (C) any cash deposited or escrowed with a third-party that supports obligations of the Companies, and (D) any spare parts or equipment in inventory that are not expected to be used within twelve (12) months (which spare parts or equipment, the parties agree, is reflected as of the Execution Date, on the attached Schedule I-3; (ii) current liabilities shall not include liabilities related to Income Taxes, and (iii) the Closing Date Working Capital Amount shall be determined without regard to Intercompany Receivables and Intercompany Payables (other than the RES Payable, which shall be included as a current liability).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collective Bargaining Contract” means that certain Collective Bargaining Contract dated June 25, 2000, and extended by Memorandum of Understanding effective June 25, 2004, between OPOS and the Utility Workers Union of America, AFL-CIO and its Local Union No. 1-2, as the same has been amended from time to time.
     “Commitment Letters” has the meaning set forth in Section 5.08.
     “Commonly Controlled Entity” has the meaning set forth in Section 4.10(b).
     “Companies” has the meaning set forth in Section 2.01.
     “Company Liens” has the meaning set forth in Section 6.08.
     “Company Consents” has the meaning set forth in Section 4.02(b).
     “Company Interests” has the meaning set forth in Section 2.01.
     “Company Participants” means the Continuing Employees who have an account balance under a Seller Savings Plan.
     “Company Plan” means each Benefit Plan that is sponsored, maintained or contributed to as of the date of this Agreement by Seller or any Affiliate of Seller and which Benefit Plan provides benefits solely with respect to current or former directors, officers or employees of either or both of the Companies.
     “ConEd Agreement” means that certain Generating Plant and Gas Turbine Asset Purchase Agreement for Astoria Generating Plants, Gowanus Gas Turbines, and Narrows Gas Turbines by and between Consolidated Edison Company of New York, Inc. and Astoria Generating Company, L.P., dated as of March 2, 1999, as the same has been and may be amended, modified, supplemented or waived from time to time.
     “Confidential Information” has the meaning set forth in Section 6.13(b).
     “Confidentiality Agreement” has the meaning set forth in Section 6.13(a).
     “Continuing Employee” means (a) each individual who is employed by the Companies as of the Closing (including each such individual who is on a vacation, sick, military, disability, short-term disability or other approved leave of absence) and (b) each Affiliate Employee who accepts an offer of employment from Buyer or an Affiliate of Buyer as provided in Section 6.14(c) and reports to work with Buyer.

     “Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written legally binding arrangement.
     “CPR Rules” has the meaning set forth in Section 10.05(a).
     “Credit Rating” means, with respect to any Person, each rating given to such Person’s long-term, unsecured, unsubordinated debt obligations not supported by third party credit enhancement by Standard & Poor’s or Moody’s, as applicable.
     “Debt Commitment Letter” has the meaning set forth in Section 5.08.
     “Definitive Financing Documentation” has the meaning set forth in Section 6.23.
     “Environmental Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, legally enforceable requirement of or agreement with any Governmental Authority, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.
     “Equity Commitment Letter” has the meaning set forth in Section 5.08.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” has the meaning set forth in Section 2.08.
     “Escrow Agreement” has the meaning set forth in Section 2.08.
     “Escrow Amount” has the meaning set forth in Section 2.08.
     “Estimated Purchase Price” has the meaning set forth in Section 2.08.
     “Excess Amount” has the meaning set forth in Section 2.08.
     “Excess Liability Policies” means the following insurance policies: (a) Aegis — primary $35MM limit, (b) Energy Insurance Mutual (EIM) second layer follow-form AEGIS — $65MM limit, and (c) OIL Casualty INC (OCIL) third layer follow-form AEGIS $50MM limit.
     “Excluded Assets” has the meaning set forth in Section 6.06.
     “Excluded Sections” means Sections 3.01, 3.02, 3.04, 4.01, 4.03, and 4.17.
     “Execution Date” has the meaning set forth in the introductory paragraph to this Agreement.

     “Facility” or “Facilities” means one or more of the Astoria Generating Facility, the Gowanus Gas Turbine Facility and the Narrows Gas Turbine Facility.
     “FERC” means the Federal Energy Regulatory Commission.
     “Final Purchase Price” has the meaning set forth in Section 2.06(c).
     “Final Purchase Price Allocation” has the meaning set forth in Section 2.07.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi—governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.
     “Gowanus Gas Turbine Facility” means the barge mounted oil fired electric generating facility located at 29th Street and 2nd Avenue, Brooklyn, New York 11232.
     “Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.
     “Gunderboom Contract” means that certain Cartridge Filter Technology Development, License and Assignment Agreement dated April 21, 2003 by and among Guarantor, Seller, Astoria LP, and Gunderboom, Inc.
     “Hazardous Substance” means any substance presently listed, defined, designated or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, solid waste, or special waste, or that is otherwise regulated, under any Environmental Law and shall include petroleum.
     “Hedging Agreement” has the meaning set forth in Section 6.21.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Improvements” means all buildings and all components of all buildings, structures and other improvements included within the Real Property.
     “Included Covenants” means the covenants and agreements of Seller in Sections 6.01, 6.02 (other than Section 6.02(a)(iii)), 6.09, 6.12, 6.15, and 6.20.
     “Income Taxes” means all federal, state, local, and foreign income Taxes or other Taxes based on or measured by income, net worth or receipts including, without limitation, any franchise Taxes measured by or based upon income or receipts.
     “Indebtedness” means, for the Companies, (i) any indebtedness of the Companies for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (ii)

any indebtedness of the Companies evidenced by any note, bond, debenture or other debt security, (iii) other than such obligations incurred in the ordinary course of business, any indebtedness of the Companies for the deferred purchase price of property or services with respect to which the Companies are liable, contingently or otherwise, as obligor or otherwise (including any deferred purchase price, however structured, for the acquisition of any assets, business or other Person), (iv) any obligations under leases which are or, in accordance with GAAP should be capitalized with respect to which the Companies are liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss, (v) all obligations, contingent or otherwise, of the Companies under acceptance, letter of credit or similar facilities or any other commitment by which the Companies assure a creditor against loss, (vi) all guarantees by the Companies of obligations and liabilities described in clauses (i)-(v) foregoing of another Person (including Non-Company Affiliates) (assuming for such purposes that the obligations and liabilities of the Companies referred to in clauses (i)-(v) are instead liabilities and obligations of such third Person) together with, for clauses (i)-(v) of this definition, all accrued but unpaid interest, redemption premium, pre-payment penalty or other payment obligation due and owing with respect to any of the foregoing (determined in each case, as if paid on the Closing Date, or as soon thereafter as permitted in accordance with the terms governing such indebtedness).
     “Indemnified Party” has the meaning set forth in Section 9.05(a).
     “Indemnifying Party” has the meaning set forth in Section 9.05(a).
     “Independent Accountant” has the meaning set forth in Section 6.10(h).
     “Insurance Policies” has the meaning set forth in Section 4.16.
     “Intellectual Property” has the meaning set forth in Section 4.13.
     “Intercompany Payables” means the payables of the Companies to the Seller and the Non-Company Affiliates.
     “Intercompany Receivables” means the receivables of the Companies from the Seller and the Non-Company Affiliates.
     “Interest Rate” means the prime per annum rate of interest as published by The Wall Street Journal.
     “Interim Period” means the period of time from the Execution Date until the Closing Date or termination of this Agreement.
     “Investment Grade” means an entity having long term, unsecured, unsubordinated debt not supported by third party credit enhancement that is rated “BBB-” or higher by Standard & Poor’s, and “Baa3” or higher by Moody’s, and that in either case is not on negative credit watch.
     “Iroquois” has the meaning set forth in Section 6.07(b).
     “Iroquois Contract” has the meaning set forth in Section 6.07(b).

     “IRS” means the U.S. Internal Revenue Service.
     “June 30 Balance Sheets” has the meaning set forth in Section 4.04(c).
     “Knowledge” means, in the case of Seller, the actual knowledge (as opposed to any constructive or imputed knowledge) after reasonable inquiry of and by the individuals listed on Schedule I-1, and in the case of Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule I-2, after reasonable inquiry.
     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Companies, or either of them, holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Companies, or either of them.
     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Companies, or any one or more of them.
     “Lien” means any mortgage, pledge, assessment, security interest, lien or other similar encumbrance.
     “Losses” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).
     “Marketing Period Expiration Date” means the date that is the later of (i) the 20th day after (x) satisfaction or waiver in writing by Buyer of all of Buyer’s conditions to Closing specified in Section 7.01 and Section 7.02 and (y) written demand by Seller of performance by Buyer of its obligations at the Closing and (ii) January 31, 2006.
     “Material Adverse Effect” means any change, event, fact, circumstance or effect that is or would reasonably be expected to be materially adverse to the business, assets or financial condition of the Companies, taken as a whole, in each case, except for any such change, event or effect resulting from or arising out of (a) changes in economic conditions generally or the industry in which the Companies operate, (b) changes in international, national, regional, state or local wholesale or retail markets for electric power or fuel or related products including those due to actions by competitors, (c) changes in general regulatory or political conditions (other than items addressed in clauses (d) and (h)), (d) Changes of Laws governing national, regional, state or local electric transmission or distribution systems, (e) strikes, work stoppages or other labor disturbances, (f) increases in costs of commodities or supplies, including fuel, (g) effects of weather or meteorological events, (h) any Change of Laws (other than Changes of Laws governing electric transmission or distribution systems), and (i) any actions to be taken pursuant to or in accordance with this Agreement, except in the case of clauses (d) and (h) for any such change that disproportionately impacts the operation of the Companies versus similar power plants located in New York City; provided that none of clauses (a) through (i) foregoing shall be deemed to apply as a result of acts of war or terrorist acts.
     “Material Contracts” has the meaning set forth in Section 4.08(a).
     “Moody’s” means Moody’s Investors Services, Inc., and its successors.
     “Narrows Gas Turbine Facility” means the barge-mounted, natural gas/oil-fired electric generating facility located at 53rd Street and 1st Avenue, Brooklyn, New York 11232.
     “Non-Company Affiliates” means Affiliates of Seller other than the Companies.
     “Notice of Disagreement” has the meaning set forth in Section 2.08.
     “Objection Notice” has the meaning set forth in Section 6.24.
     “Off-Site Location” shall mean any location other than the Facilities, but shall not include any location to which Hazardous Substances disposed of at any of the Facilities have migrated.
     “OPNY GP” has the meaning set forth in the recitals to this Agreement.
     “OPNY LLC” has the meaning set forth in the recitals to this Agreement.
     “OPNY LP” has the meaning set forth in the recitals to this Agreement.
     “OPOS” has the meaning set forth in the recitals to this Agreement.
     “OPOS Parent” has the meaning set forth in the recitals to this Agreement.
     “Orion Power Capital” has the meaning set forth in the recitals to this Agreement.
     “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto owned by the Companies, or either of them.
     “Parties” means each of Buyer and Seller.
     “PBGC” has the meaning set forth in Section 4.10(b).
     “Permits” means all licenses, permits, authorizations, approvals, registrations, concessions, franchises and similar consents granted or issued by any Governmental Authority.
     “Permitted Encumbrances” means (a) with respect to the Owned Real Property statutory liens for current taxes or other governmental charges with respect to the Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Seller and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics, carriers workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the business of the Companies; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated in any material respect by the current use and operation of the Real Property; and (d) covenants, conditions, restrictions, easements and other similar matters affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used in connection with the business of the Companies.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, entity or Governmental Authority.
     “Preliminary Purchase Price” has the meaning set forth in Section 2.08.
     “Pre-Closing Tax Periods” has the meaning set forth in Section 6.10(f).
     “Purchased Assets” means all of the assets of the Companies (including the Real Property), excluding the Excluded Assets.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Regulation S-X” means Regulation S-X of the Securities Act of 1933, as amended.
     “Release Date” has the meaning set forth in Section 6.05(d).
     “Representatives” means officers, directors, employees, counsel, accountants, financial advisers or consultants of either Seller or Buyer, as applicable.
     “RES Payable” means amounts due to Reliant Energy Services, Inc. for delivered fuel provided to Astoria LP which fuel is provided at actual cost and mobile maintenance charges provided to Astoria LP in the ordinary course of business consistent with past practices.
     “Retained Policies” has the meaning set forth in Section 6.09(b).
     “Retirement Plan” means the Astoria Generating Company, LP Retirement Plan, as amended.
     “Scheduled Insurance Policies” has the meaning set forth in Section 6.09.
     “Seller” has the meaning set forth in the introductory paragraph to this Agreement.
     “Seller Consents” has the meaning set forth in Section 3.03(b).
     “Seller Entities” means Seller, OPNY LP, OPNY GP and OPOS Parent.
     “Seller Environmental Liabilities” shall mean, to the extent not indemnified by Consolidated Edison Company of New York pursuant to ConEd Agreement, liability arising from the disposal of any Hazardous Substance, to the extent relating to or arising from the ownership or operation of the Facilities prior to the Closing Date and during the period of ownership of Orion Power Holdings, Inc. at any Off-Site Location.
     “Seller Governmental Approvals” has the meaning set forth in Section 3.03(c).
     “Seller Group” means the Affiliated Group filing a consolidated federal income tax return of which Guarantor is the common parent.
     “Seller Indemnified Group” means Seller and Seller’s Affiliates and their respective officers, directors, employees and agents.
     “Seller Marks” has the meaning set forth in Section 6.04.
     “Seller Plan” means each Benefit Plan (other than the Company Plans) that is sponsored, maintained or contributed to as of the Closing Date by Seller or by any trade or business, whether or not incorporated, that together with Seller would be a “single employer” within the meaning of Section 4001(b) of ERISA.
     “Seller Savings Plans” means the Orion Power Holdings, Inc. Savings Plan and the Reliant Energy, Inc. Savings Plan.
     “Seller’s Disclosure Schedule” means the schedules provided pursuant to Article III and Article IV.
     “Seller’s Post-Closing Estimate” has the meaning set forth in Section 2.06(a).
     “Severance Plan” means the Reliant Energy, Inc. 2003 Involuntary Severance Benefits Plan for Employees With Annual Base Pay Less Than $150,000 As Amended and Restated Effective June 1, 2004.
     “Specified Termination Event” means the occurrence of all of the following events: (i) all conditions to Buyer’s obligations under this Agreement have been satisfied in full or waived in writing by Buyer and (ii) the Marketing Period Expiration Date has occurred.
     “Standard & Poor’s” means Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.), and its successors.
     “Straddle Period” has the meaning set forth in Section 6.10(g).
     “Subsequent Financial Statements” has the meaning set forth in Section 6.22(a).
     “Sunset Coverage” has the meaning set forth in Section 6.09(c).
     “Support Obligations” has the meaning set forth in Section 6.05(a).
     “Surveys” means current surveys of each parcel of the Real Property, prepared by a licensed surveyor, satisfactory to Buyer, and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may require as a condition to the removal of any survey exceptions from the Title Policy, and certified to

Buyer, Buyer’s lender and the Title Insurer, disclosing the location of all Improvements, easements, party walls, sidewalks, roadways, utility lines and such matters shown customarily on such surveys, showing access affirmatively to public streets and roads, and including Table A Item Nos. 1-4 and 6-14.
     “Target Working Capital Amount” means the amount set forth on Schedule 2.02(b).
     “Tax” or “Taxes” means any federal, state, local, or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security (or similar), disability, occupation, property, severance, excise, gross receipts, utility, license, severance, stamp, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, unemployment, registration, utility, production, value added, alternative or add-on minimum, estimated, and other taxes imposed by a Taxing Authority of any kind whatsoever, whether computed on a separate of consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Items” has the meaning set forth in Section 6.10(a).
     “Tax Proceedings” has the meaning set forth in Section 6.10(c).
     “Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes, including any information return, claim for refund, amended return and declaration of estimated Tax.
     “Tax Sharing Agreements” has the meaning set forth in Section 4.09(e).
     “Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
     “Terminated Contracts” has the meaning set forth in Section 6.07(a).
     “Termination Date” has the meaning set forth in Section 8.01(b)(i).
     “Third Party Claim” has the meaning set forth in Section 9.05(a).
     “Title Commitments” means Title Insurance Commitment No. 3605-00302 issued by Chicago Title Insurance Company dated July 1, 2005, Title Insurance Commitment No. 3405-00257 issued by Chicago Title Insurance Company dated July 25, 2005 and Title Insurance Commitment No. 3405-00258 issued by Chicago Title Insurance Company dated July 25, 2005.
     “Title Insurer” means Chicago Title Insurance Company.
     “Title Policies” means an ALTA ‘92 Owners (or Loan) or ALTA ‘92 Owner’s (or Loan) with “TIRSA Leasehold Endorsement”, as the case may be, for each of the parcels of Real Property, based upon commitments therefore, dated as of the Closing Date, issued by the Title

Insurer in such amount as Buyer reasonably determines to be the fair market value (including all improvements thereon) and for each such parcel (a) insuring title to such parcel of real estate and all recorded easements benefiting such parcel, subject only to Permitted Encumbrances and the matters described in the Title Commitments, (b) containing a “New York Standard Owner’s (or Loan) Endorsement” providing record GAP and mechanic’s lien coverage, (c) containing a “TIRSA Land Same As Endorsement” insuring that the parcel described in such Title Policy is the parcel shown on the survey delivered with respect to such parcel, (d) containing a “TIRSA Access Endorsement insuring direct and unencumbered access from such parcel to the physically opened public streets abutting the parcel, (e) if the real estate covered by such policy consists of more than one record parcel, containing a “TIRSA Contiguity Endorsement” insuring that all of the record parcels are contiguous to one another, (f) if appropriate to the transaction, containing a “TIRSA Non-imputation Endorsement”, (g) contain the applicable “TIRSA Tax Parcel Endorsement”, and (h) containing such other endorsements as Buyer and Buyer’s financing sources, if any, may reasonably request, and as are currently available in New York.
     “Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, recordation, documentary, stamp duty, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges, as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement, including any real property transfer Taxes imposed by the City of New York or by the State of New York; provided, however, that for the avoidance of doubt, the term Transfer Taxes shall not include any Income Taxes.
     “Transition Services Agreement” has the meaning set forth in Section 2.04(d).
     “Union” has the meaning set forth in Section 6.14(b).
     “Updated Title Commitments” has the meaning set forth in Section 6.24.
     “WARN Act” has the meaning set forth in Section 4.11(c).
     “Welfare Benefits” has the meaning set forth in Section 6.14(h).
     “Work-around” has the meaning set forth in Section 6.25.
     “Working Capital Adjustment Amount” means the result of the Closing Date Working Capital Amount minus the Target Working Capital Amount.